EXHIBIT 10.36

ACH LIMITED PARTNERSHIP

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

March 30, 2007

3.5	Admittance as Limited Partner	25
3.6	Withdrawal as a Limited Partner	25
3.7	Effective Date	25
3.8	Record of Limited Partners	26
3.9	Changes in Membership of Partnership	26
3.10	Notice of Change to General Partner	26
3.11	Inspection of Record	26
3.12	Transfer and Encumbering of LP Units	26
3.13	Transfer Procedures	27
3.14	Form of Transfer	28
3.15	Amendment of Declaration or Record	28
3.16	Non-Recognition of Trusts or Beneficial Interests	28
3.17	Incapacity, Death, Insolvency or Bankruptcy	28
3.18	No Transfer of Fractions	29
3.19	No Transfer upon Dissolution	29
3.20	LP Unit Certificates	29
3.21	Transferee Bound	29
3.22	Transfer to a Resident of Canada	30

ARTICLE 4 CAPITAL CONTRIBUTIONS AND ACCOUNTS		30
4.1	Capital	30
4.2	Initial Limited Partner Contribution	30
4.3	General Partner Contribution	31
4.4	Limited Partner Contributions	31
4.5	Accounts	31
4.6	Withdrawal of Capital Contribution	31
4.7	Distribution of Capital Contributions	32

ARTICLE 5 PARTNERSHIP FINANCE		32
5.1	Expenses of Partnership	32
5.2	Allocation of Net Income and Loss for Tax Purposes	32
5.3	Amount of Income Allocated	33
5.4	Where No Cash Distribution	33
5.5	Distributions	33
5.6	Repayments	35
5.7	Tax Matters	35
5.8	Set-off	35
5.9	Distribution of Assets	35
5.10	Default on Senior Indebtedness	35
5.11	Default by the Initial Limited Partner to Make Payment	35

ARTICLE 6 POWERS, DUTIES AND OBLIGATIONS OF GENERAL PARTNER		37
6.1	Powers, Duties and Obligations	37
6.2	Specific Powers and Duties of General Partner	38
6.3	Restrictions upon the General Partner	41
6.4	Borrowings	41
6.5	Exercise of Duties	41
6.6	Limitation of Liability	41

6.7	Indemnity of General Partner	42
6.8	Liability of Indemnitees	43
6.9	Reimbursement of General Partner	44
6.10	Resolution of Conflicts of Interest	44
6.11	Other Matters Concerning the General Partner	44
6.12	Indemnity of Partnership	44
6.13	Removal of the General Partner	45
6.14	Voluntary Withdrawal of the General Partner	45
6.15	Condition Precedent	46
6.16	Transfer to New General Partner	46
6.17	General Partner to be Held Harmless by Partnership	46
6.18	New General Partner	46
6.19	Transfer of General Partner Interest	46
6.20	Fiduciary Duties and Liabilities	47

ARTICLE 7 FINANCIAL INFORMATION		47
7.1	Books and Records	47
7.2	Right to Inspect Partnership Books and Records	47
7.3	Income Tax Information	48
7.4	Accounting Policies	48
7.5	Financial Statements	48
7.6	Appointment of Auditor	48

ARTICLE 8 MEETINGS OF THE LIMITED PARTNERS		49
8.1	Requisitions of Meetings	49
8.2	Place of Meeting	49
8.3	Notice of Meeting	49
8.4	Record Dates	49
8.5	Proxies	50
8.6	Validity of Proxies	50
8.7	Form of Proxy	50
8.8	Revocation of Proxy	50
8.9	Entities	50
8.10	Attendance of Others	50
8.11	Chairperson	51
8.12	Quorum	51
8.13	Voting Procedure	51
8.14	Poll	52
8.15	Powers of Limited Partners; Resolutions Binding	52
8.16	Powers Exercisable by Special Resolution	52
8.17	Conditions to Action by Limited Partners	53
8.18	Minutes	53
8.19	Additional Rules and Procedures	54

ARTICLE 9 REGISTRATION RIGHTS		54
9.1	Demand Registration Rights	54
9.2	Piggy-Back Registration Rights	55
9.3	Conditions of the Demand Registration Rights and Piggy-Back Registration Rights	55

9.4	Expenses	56
9.5	Market Stand-off Agreement	56

ARTICLE 10 AMENDMENT		56

ARTICLE 11 DISSOLUTION AND LIQUIDATION		56
11.1	Dissolution of Partnership	56
11.2	No Dissolution	57
11.3	Procedure on Dissolution	57
11.4	Disproportionate Distributions	57
11.5	Termination	58
11.6	No Right to Dissolve	58
11.7	Survival	58

ARTICLE 12 MISCELLANEOUS		58
12.1	Notices	58
12.2	Further Acts	59
12.3	Counterparts	59
12.4	Binding Agreement	59
12.5	Taxes on Indemnities and Similar Payments	59
12.6	Davies Ward Phillips & Vineberg LLP Acting for More Than One Party	59
12.7	Language	60

SCHEDULE “A”

SCHEDULE “B”

SCHEDULE “C”

SCHEDULE “D”

SCHEDULE “E”

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

ACH LIMITED PARTNERSHIP

THIS AGREEMENT is made on the 30th day of March, 2007

A M O N G:

ABITIBI-CONSOLIDATED HYDRO INC., a corporation duly constituted and existing under the Canada Business Corporations Act;

(the “General Partner”)

- and-

ABITIBI-CONSOLIDATED COMPANY OF CANADA, a company duly constituted and existing under the Companies Act (Quebec);

(the “Initial Limited Partner”)

-and-

Each Person who is admitted to the Partnership in accordance with the terms hereof;

WHEREAS the parties hereto entered into a limited partnership agreement on June 1st, 2006 (the “Initial Agreement”) pursuant to which a limited partnership was formed under the laws of the Province of Manitoba under the name “Orion Limited Partnership” (the “Partnership”);

AND WHEREAS the Partnership has been formed to acquire and hold all of the assets of the Initial Limited Partner relating to the operation of the Facilities (as defined below) as well as own, lease, acquire, sell and operate other power generating facilities and sell, retail or buy electricity, ancillary services or other electricity related products or services and in connection with such business, the Partnership can own, operate and lease assets and property, borrow money, make investments and hold other direct or indirect rights and engage in activities properly ancillary and incidental thereto (the “Business”);

AND WHEREAS the parties hereto entered into an Amending Agreement on August 9, 2006 whereby the name of the Partnership was changed from “Orion Limited Partnership” to “ACH Limited Partnership” (and its French version, “Société en commandite ACH”);

AND WHEREAS, as part of the acquisition of the Facilities, on or about August 17, 2006, the Initial Limited Partner assigned to the Partnership certain water leases entered into with the Ontario Minister of Natural Resources;

AND WHEREAS, as part of the acquisition of the Facilities, on or about October 5, 2006, the Initial Limited Partner assigned to the Partnership a water power lease and certain licenses of occupation;

AND WHEREAS at the time the Partnership was formed, the parties to the Initial Agreement expected that the Partnership would be comprised in a structure involving a publicly listed business income trust and, as a result, the Initial Agreement provided for the issuance of Class A LP Units and further provided that the Class B LP Units (as defined therein) could be, in certain circumstances, exchanged for securities of such publicly listed business income trust;

AND WHEREAS no such Class A LP Units were ever issued;

AND WHEREAS the parties hereto, being currently the sole partners of the Partnership, have determined and agreed that the structure referred to above, involving a publicly listed business income trust, will not be put in place and that it is in the best interest of the Partners that no Class A LP Units (as defined in the Initial Agreement) ever be issued, that the Class B LP Units (as defined in the Initial Agreement) be renamed and known as and from the date hereof as “Common LP Units” and that the exchangeable feature attached to such Class B LP Units be removed therefrom and terminated;

AND WHEREAS nothing herein contained shall be construed as novating or affecting in any way the interests acquired by the Initial Limited Partner and the General Partner in the Partnership prior to the date hereof;

AND WHEREAS the parties hereto have agreed to further amend and to restate the Initial Agreement on the terms and conditions set out herein;

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Agreement and the recitals hereto, except where the context otherwise requires, all capitalized terms shall have the respective meanings assigned thereto below:

(a)	“Abitibi Vendor” has the meaning ascribed to it in Section 2.22;

(b)	“ACI” means Abitibi-Consolidated Inc.;

(c)	“Act” means The Partnership Act (Manitoba), as the same may be amended from time to time;

(d)

“Acquisition Agreement” means the asset purchase agreement to be entered into on Closing between the Initial Limited Partner and the Partnership whereby the assets relating to the operation of the Facilities will be transferred to the

Partnership and, if the Kenora Sale Alternative applies, includes the purchase agreement to be entered into on Closing between the Initial Limited Partner and the Partnership whereby the Norman Adjacent Property will be transferred to the Partnership;

(e)	“Additional Assets” has the meaning ascribed to it in Section 2.22;

(f)	“Adverse Claim” means any security interest, lien, mortgage, charge, pledge, assignment, title retention agreement, hypothec, encumbrance, ownership interest or other right or claim of any Person other than the Partnership;

(g)	“affiliate” has the meaning that would be ascribed thereto in the Securities Act (Ontario), as amended from time to time, if the word company were changed to Person (as defined herein);

(h)	“Agreement” means this amended and restated limited partnership agreement, as same may be supplemented or amended or restated from time to time;

(i)	“associate” has the meaning that would be ascribed thereto in the Securities Act (Ontario), as amended from time to time, if the word company were changed to Person (as defined herein);

(j)	“Auditor” means the firm of chartered accountants appointed as the auditors of the Partnership from time to time in accordance with the provisions hereof and, initially, means PricewaterhouseCoopers LLP;

(k)	“BNRA” means The Business Names Registration Act (Manitoba), as the same may be amended from time to time;

(1)	“Business” has the meaning ascribed to it in the recitals to this Agreement;

(m)	“Business Day” means any day other than a Saturday, Sunday or statutory holiday when banks are generally open in the City of Toronto, in the Province of Ontario, and in the City of Montreal, in the Province of Quebec, for the transaction of banking business;

(n)	“Calm Lake Facility” means the hydroelectric generating station and dam located in the Township of Bennett, Rainy River District, Ontario and all related assets and rights including any related transmission lines and distribution lines, and the related Raft Lake dam;

(o)	“Capital Contribution” means the capital contributed by a Partner to the Partnership pursuant to Article 4;

(p)	“CCAA Plan” has the meaning ascribed to it in Section 2.12;

(q)	“CDPQ” means CDP Investissements Inc., a wholly-owned subsidiary of Caisse de dépôt et placement du Québec;

(r)	“Closing” means the closing of the transactions contemplated by the Acquisition Agreement and of the transactions related thereto, including the subscription by CDPQ to Common LP Units and the establishment of the New Credit Facilities;

(s)	“Common LP Units” means the voting Common LP Units of the Partnership;

(t)	“Declaration” means the declaration filed under the BNRA in respect of the Partnership, as amended, as the same may be further amended, corrected or replaced from time to time;

(u)	“Demand Registration” has the meaning ascribed thereto in 9.1 (a);

(v)	“Departing Partner” means a former general partner of the Partnership;

(w)	“Distributable Cash”, in respect of any Distribution Period, means all available cash and cash equivalents on hand at the end of a Distribution Period, excluding the proceeds of disposition of any of the Norman Adjacent Property, less reasonable reserves (as determined by the board of directors of the General Partner) for or on account of: (i) operating, general, administrative and other costs, expenses, obligations or liabilities of the Partnership or, if incurred in connection with the duties of the General Partner arising hereunder, the General Partner, (ii) debt service obligations on any indebtedness of the Partnership, (iii) working capital requirements, (iv) capital expenditures requirements and (v) any other reserve that the General Partner may consider reasonable;

(x)	“Distribution Period” means each quarter in each calendar year from and including the first day thereof and to and including the last day thereof, except that the first Distribution Period will begin on April 2, 2007 and end on June 30, 2007;

(y)	“Facilities” means, collectively, the Calm Lake Facility, the Fort Frances Facility, the Iroquois Falls Facility, the Island Falls Facility, the Kenora Facility, the Norman Facility, the Sturgeon Falls Facility and the Twin Falls Facility;

(z)	“Fiscal Year” has the meaning ascribed to it in Section 2.7;

(aa)	“Fort Frances Facility” means the hydroelectric generating station and dam located in the Town of Fort Frances, Ontario, adjacent to the Initial Limited Partner’s pulp and paper mill complex, and all related assets and rights, including any related transmission lines and distribution lines, and the related Kettle Lake and Squirrel Falls dams;

(bb)	“General Partner” means Abitibi-Consolidated Hydro Inc./Hydroélectricité Abitibi-Consolidated Inc. (formerly known as 4349440 Canada Inc.), a corporation constituted and existing under the Canada Business Corporations Act, any of its successors and any successor general partner of the Partnership appointed in accordance with this Agreement;

(cc)	“Governmental Authority” means any:

(i)	multinational, federal, provincial, state, municipal, local or foreign governmental or public: department, central bank, court, commission, board, bureau, agency or other instrumentality;

(ii)	any subdivision or authority of any of the foregoing;

(iii)	any quasi-governmental, self-regulatory organization or private body exercising any regulatory, expropriation or taxing authority under or for the account of its members or any of the above; or

(iv)	any arbitrator exercising jurisdiction over the affairs of the applicable Person, asset, obligation or other matter;

(v)	and includes, for greater certainty, the OEB, the OPA, the IESO, the National Energy Board and their respective successors;

(dd)	“hereof, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement, and, except where the context otherwise requires, not to any particular Article, Section or other portion hereof or thereof;

(ee)	“IESO” means the Independent Electricity System Operator, created pursuant to the Electricity Act, 1998 (Ontario);

(ff)	“Income for Tax Purposes” means income of the Partnership, determined in accordance with the provisions of the Tax Act;

(gg)	“Indemnified Parties” has the meaning ascribed to it in Schedule “E”;

(hh)	“Indemnitee” has the meaning ascribed to it in Subsection 6.7(a);

(ii)	“Initial Agreement” has the meaning ascribed to it in the recitals to this Agreement;

(jj)	“Initial Limited Partner” means Abitibi-Consolidated Company of Canada, a company amalgamated and existing under the Companies Act (Quebec);

(kk)	“Insolvency” means, when used in reference to any Person, that such Person shall suffer, or there shall have occurred with respect to such Person, one or more of the following events:

(i)	such Person shall generally not pay its debts as they become due;

(ii)	such Person shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors;

(iii)	a receiver shall be appointed for such Person or any substantial part of its property;

(iv)	any proceeding shall be instituted by or against such Person, seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief by the appointment of a receiver, trustee, custodian or other similar official for such Person or any substantial part of its property, where any such proceeding has not been stayed or dismissed within 45 days of a receiver, trustee, custodian or other similar official being appointed for such Person or any substantial part of its property; or

(v)	such Person, if a corporation, takes any corporate action to authorize any of the actions described in clauses (i) to (iv) above;

(11)	“Iroquois Falls Facility” means the hydroelectric generating station and dam located in the Town of Iroquois Falls, Ontario, adjacent to the Initial Limited Partner’s pulp and paper mill complex, and all related assets and rights, including any related transmission lines and distribution lines;

(mm)	“Island Falls Facility” means the hydroelectric generating station and dam located in the Townships of Menapia and Tolmie, Ontario, and all related assets and rights, including any related transmission lines and distribution lines;

(nn)	“Kenora Facility” means the hydroelectric generating station and dam located in the City of Kenora, Ontario, on the east branch of the Winnipeg River, and all related assets and rights, including any related transmission lines and distribution lines;

(oo)	“Kenora Sale Alternative” has the meaning ascribed to it in Schedule “A” attached to this Agreement;

(pp)	“Limited Partners” means the Initial Limited Partner and any Person who is from time to time admitted to the Partnership as a limited partner of the Partnership and “Limited Partner” means any of them;

(qq)	“Loss for Tax Purposes” means loss of the Partnership, determined in accordance with the provisions of the Tax Act;

(rr)	“LP Unit” used alone, means a Common LP Unit or a Preferred LP Unit as applicable in the context, and “LP Units” means the issued and outstanding Common LP Units and Preferred LP Units in the aggregate;

(ss)	“New Credit Facilities” means the senior unsecured credit facilities to be made available to the Partnership on or before Closing;

(tt)	“New General Partner” shall have the meaning ascribed to it in Subsection 6.13(b);

(uu)	“Norman Adjacent Property” has the meaning ascribed to it in Schedule “A” attached to this Agreement;

(vv)	“Norman Facility” means the hydroelectric generating station and dam located in the City of Kenora, Ontario, on the west branch of the Winnipeg River, and all related assets and rights, including any related transmission lines and distribution lines;

(ww)	“OEB” means the Ontario Energy Board, created pursuant to the Ontario Energy Board Act, 1998;

(xx)	“O&M Agreement” means the operations, maintenance and services Agreement to be entered into on or prior to Closing pursuant to which the Initial Limited Partner provides the Partnership and the General Partner operations, maintenance, administrative and management services in respect of the Facilities;

(yy)	“OPA” means the Ontario Power Authority, created pursuant to the Electricity Restructuring Act, 2004 (Ontario);

(zz)	“Ordinary Resolution” means:

(i)	a resolution approved by more than 50% of the votes cast in person or by proxy at a duly constituted meeting of Partners (or the relevant class thereof) who are entitled to vote or at any adjournment of that meeting, called in accordance with this Agreement; or

(ii)	a written resolution in one or more counterparts signed by all the Partners (or all the Partners of that relevant class of Partners);

(aaa)	“Partners” means, collectively, the General Partner and the Limited Partners, and “Partner” means any of them;

(bbb)	“Partnership” means ACH Limited Partnership, the limited partnership formed under the laws of the Province of Manitoba pursuant to the Initial Agreement, as amended;

(ccc)	“Partnership Units” means, collectively, the LP Units and such other classes of partnership interests that may be issued from time to time by the Partnership as contemplated in Subsection 3.1 (a);

(ddd)	“Permitted Transferee” means the Partnership or a wholly-owned subsidiary of a holder of Common LP Units (which shall be deemed to include, in the case of CDPQ, a wholly-owned subsidiary of Caisse de dépôt et placement du Québec) or, in the case of the Initial Limited Partner, any of its affiliates, provided, in all cases, that (i) such wholly-owned subsidiary or affiliate, as the case may be, is resident in Canada for the purposes of the Tax Act, and (ii) the provisions of the Securityholders’ Agreements have been complied with;

(eee)	“Person” means and includes individuals, corporations, limited partnerships, general partnerships, joint stock companies, unlimited liability corporations, banks, trust companies, pension funds, business trusts or any other organization, whether or not legal entities and governments) and agencies and political subdivisions thereof;

(fff)	“Piggy-Back Registration” has the meaning ascribed thereto in 9.2(b);

(ggg)	“Power of Attorney and Declaration Form” means a power of attorney and declaration form substantially in the form of Schedule “B” attached to this Agreement or in any other form or forms as may be approved by the General Partner;

(hhh)	“Preferred LP Units” means the non voting, retractable Preferred LP Units of the Partnership;

(iii)	“Proposal” has the meaning ascribed to it in Section 2.12;

(jjj)	“Prospectus” means a “preliminary prospectus”, an “amended preliminary prospectus” and a “final prospectus” as those terms are used in the Securities Laws, including all amendments and supplements thereto;

(kkk)	“Public Distribution” means a distribution of securities to the public by way of a Prospectus under Securities Laws in any applicable jurisdiction in Canada;

(111)	“Record” means the current record of the Partners and their respective Capital Contribution required by the Act and this Agreement to be kept current by the General Partner;

(mmm)	”Registration Rights” has the meaning ascribed thereto in 9.3;

(nnn)	“Residency Requirements” has the meaning ascribed to it in Section 3.4;

(ooo)	“Requisitioning Partners” has the meaning ascribed to it in Section 8.1;

(ppp)	“Sale Notice” has the meaning ascribed to it in Section 2.22;

(qqq)	“Securities Laws” means securities laws of each of the provinces of Canada and the applicable rules, regulations, instruments and policies enacted pursuant thereto;

(rrr)	“Securities Regulators” has the meaning ascribed to it in Schedule “E”;

(sss)	“Securityholders’ Agreements” means, collectively, the Shareholders’ Agreement and the Unitholders’ Agreement;

(ttt)	“Senior Indebtedness” means indebtedness of the Partnership arising pursuant to, under or in connection with the New Credit Facilities or any credit facility replacing them;

(uuu)	“Shareholders’ Agreement” means the shareholders’ agreement to be entered on or prior to Closing among the Partnership, the General Partner and Caisse de dépôt et placement du Québec and the Initial Limited Partner as shareholders of the General Partner;

(vvv)	“Special Resolution” means:

(i)

a resolution approved by more than 66  2/3 % of the votes cast in person or by proxy at a duly constituted meeting of Partners (or the relevant class thereof) who are entitled to vote or at any adjournment of that meeting, called in accordance with this Agreement; or

(ii)	a written resolution in one or more counterparts signed by all the Partners (or all the Partners of that relevant class of Partners);

(www)	“Sturgeon Falls Facility” means the hydroelectric generating station and dam located in an unsurveyed Township on the Seine River east of the Town of Fort Frances, Ontario, and all related assets and rights, including any related transmission lines and distribution lines;

(xxx)	“Subordination Agreement” has the meaning ascribed to it in Subsection 2.15(b);

(yyy)	“Subscription Form” means a subscription form and power of attorney drawn up in English or in French, in a form as approved from time to time by the General Partner, which incorporates language substantially similar to that contained in the Power of Attorney and Declaration Form;

(zzz)	“Subsidiary” has the meaning ascribed thereto in the Securities Act (Ontario);

(aaaa)	“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, in each case as the same may be amended from time to time;

(bbbb)	“Termination Date” has the meaning ascribed to it in Section 11.1;

(cccc)	“Transfer Form” means a transfer and power of attorney substantially in the form of Schedule “C” attached to this Agreement or in any other form or forms as may be approved by the General Partner;

(dddd)	“Twin Falls Facility” means the hydroelectric generating station and dam located in the Township of Teefy, Ontario, and all related assets and rights, including any related transmission lines and distribution lines;

(eeee)	“Unit Certificate” has the meaning ascribed to it in Subsection 3.20(a);

(ffff)	“Unitholder” or “holder” means a holder of one or more LP Units; and

(gggg)	“Unitholders’ Agreement” means the unitholders’ agreement to be entered on or prior to Closing among CDPQ, the Initial Limited Partner, the Partnership and the General Partner.

1.2 Headings and Preamble for Reference Only

The headings preceding the Articles and sections hereof have been inserted for convenience and reference only and shall not be construed to affect the meaning, construction or effect of this Agreement. The preamble and recitals hereto (and all definitions therein contained) shall form an integral part of this Agreement.

1.3 Interpretation

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing gender include all genders. If at any time and from time to time the Partnership has more than one general partner, all references to General Partner shall be read and construed in the plural.

1.4 Currency

Except as otherwise may be expressly provided in this Agreement, all amounts in this Agreement are stated and shall be paid in Canadian currency.

1.5 Severability

The provisions of this Agreement are severable, and if any provisions are in conflict with any applicable law, the conflicting provisions shall be deemed never to have constituted a part of this Agreement and shall not affect or impair any of the remaining provisions thereof. If any provision of this Agreement shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision in such jurisdiction and shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Agreement in any jurisdiction.

1.6 Entire Agreement

This Agreement amends and restates the Initial Agreement, as amended on August 9, 2006, and constitutes the entire agreement between the parties hereto pertaining to the subject matter of this Agreement. There are no warranties, representations, conditions or agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made prior to, contemporaneous with or after entering into this Agreement or any amendment or supplement hereto, by any of the parties hereto, or its directors, trustees, officers or agents, to any other party hereto or its directors, trustees, officers or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement. None of the parties to this Agreement has been induced to enter into it or any amendment or supplement hereto by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

1.7 Statutes

Unless the context otherwise requires, any reference to a statute shall include, and shall be deemed to be a reference also to, all amendments made to such statute and the regulations made pursuant thereto and in force from time to time and to any statute or regulation that may be passed which has the effect of supplementing or superseding the statute so referred to or the regulations made pursuant thereto.

1.8 Accounting Terms

All accounting terms not specifically defined herein shall be construed in accordance with Canadian generally accepted accounting principles, and any reference herein to generally accepted accounting principles shall mean such principles consistently applied from year to year, to the extent possible.

1.9 References to Include Successors and Assigns

Except as otherwise provided the provisions of this Agreement enure to the benefit of, and shall be binding upon, the parties and their respective successors and assigns.

1.10 Waiver, Amendment

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

1.11 Governing Law

This Agreement shall be interpreted and governed by, take in effect and be construed exclusively in accordance with the laws of the Province of Manitoba and the laws of Canada applicable therein. Any and all disputes arising under this Agreement, whether as to interpretation, performance or otherwise, shall be subject to the exclusive jurisdiction of the courts of the Province of Québec and the Partners hereby irrevocably attorn, and each Limited Partner shall be deemed to hereby irrevocably attorn, to the exclusive jurisdiction of the courts of such province.

1.12 Certain Phrases, etc.

In this Agreement (i) the words “including” and “includes” mean “including (or includes) without limitation”, and (ii) the phrases “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning mean “the aggregate (or total or sum), without duplication, of”.

1.13 Schedules

The following are schedules to this Agreement.

Schedule “A” - Kenora Sale Alternative

Schedule “B” - Power of Attorney and Declaration Form

Schedule “C” - Transfer Form

Schedule “D” - Additional Assets

Schedule “E” - Registration Procedures

ARTICLE 2

RELATIONSHIP BETWEEN PARTNERS

2.1 Formation of Partnership

The Initial Limited Partner and the General Partner have formed the Partnership pursuant to the Initial Agreement. The General Partner is the general partner of the Partnership, and has filed the Declaration as required by law, and, if, as and when required by law or by this Agreement, shall file any declaration of changes or new declarations and make such other necessary filings, and may file a declaration of change at any time for any proper purpose as the General Partner may determine, and shall take all necessary action on the basis of information available to it in order to maintain the status of the Partnership as a limited partnership.

2.2 Name of Partnership

The Partnership shall carry on its business and activities only under the name “ACH Limited Partnership”, its French version “Société en commandite ACH” or, provided that the General Partner makes all necessary filings under the Act and the BNRA and otherwise required by law, such other name or names as the General Partner from time to time may deem appropriate. The General Partner shall notify each Limited Partner of any change in the name of the Partnership within 20 Business Days of such change. The Partnership shall hold itself out as an entity separate from any other Person or entity.

2.3 Office of Partnership

The registered office of the Partnership shall be 1155 Metcalfe Street, Suite 800, Montreal, Quebec H3B 5H2, or such other office in Canada as the General Partner may designate from time to time. The General Partner shall notify each Limited Partner of any change in the registered office of the Partnership within 20 Business Days of such change.

2.4 Purpose of the Partnership; Powers

The business of the Partnership is the Business and its purpose shall include to directly or indirectly make investments in and undertake the business, ownership, operation, maintenance and purchase, sale, lease or other disposition of assets and property in connection with the Business, and in furtherance thereof, the Partnership shall:

(a)	apply the Distributable Cash in accordance with this Agreement; and

(b)	engage in any and all activities reasonably related to the investment of its funds and which the General Partner deems necessary or desirable from time to time, including purchasing, selling, leasing or otherwise disposing of the Norman Adjacent Property.

The Partnership possesses and may exercise all the powers and privileges granted under the Act or by any other law or under this Agreement, together with any powers incidental thereto, including such powers and privileges as are necessary or convenient to the conduct, promotion or attainment of the Business.

2.5 Business in Other Jurisdictions

(a)	The Partnership will not carry on business in any jurisdiction in which the laws do not recognize the liability of the Limited Partners to be limited unless, in the opinion of the General Partner, the risks associated with the possible absence of limited liability in that jurisdiction are not significant considering the relevant circumstances.

(b)	The Partnership will carry on business in a manner so as to ensure to the greatest extent possible that the liability of the Limited Partners (other than any Limited Partner that is also the General Partner) remains limited, and the General Partner will register the Partnership in any jurisdiction where the General Partner considers it appropriate to do so.

2.6 Duration of Partnership

The Partnership commenced on June 1st, 2006 and shall continue until it is dissolved and liquidated in accordance with this Agreement, the Act and the BNRA.

2.7 Fiscal Year

In accordance with the provisions of the Tax Act, the first fiscal period of the Partnership will end on December 31, 2006. Thereafter, each fiscal period commences January 1 in each year and ends on the earlier of December 31 in that year or on the date of dissolution or other termination of the Partnership or such other date that the General Partner may determine from time to time, provided that the General Partner has obtained any necessary consents from taxation authorities. Each fiscal period is referred to in this Agreement as a “Fiscal Year”.

2.8 Title to Partnership Assets

Title to the assets of the Partnership, whether real, personal, movable, immovable or mixed and whether tangible or intangible, corporeal or incorporeal, shall be deemed to be owned by the Partnership as an entirety, and no Partner individually shall have any ownership interest in the assets of the Partnership or any portion thereof. Title to all of the Partnership’s assets shall be held in the name of the General Partner or of any of its nominees or in such other names as the General Partner may determine from time to time, for and on behalf of the Partnership, and the General Partner is authorized to so hold such assets. The General Partner declares and warrants that any assets of the Partnership which are held in the name of the General Partner or in the name of any of its nominees shall be so held for and on behalf of the Partnership in accordance with the provisions of this Agreement. All of the assets of the Partnership shall be recorded as the property of the Partnership on its books and records, irrespective of the name in which legal title to such assets is held.

2.9 Representations and Warranties and Covenants of General Partner

The General Partner represents and warrants and covenants to each Limited Partner as follows:

(a)	The General Partner is, and will continue to be for so long as it remains the General Partner, incorporated, organized and validly subsisting under the laws of Canada.

(b)	The General Partner has and will continue to have the capacity and corporate authority to act as the general partner of the Partnership and to perform its obligations under this Agreement, and such obligations (i) do not and will not conflict with, nor do they or will they result in a breach of any of the constating documents or by-laws of the General Partner or resolutions of its directors or its shareholders or any agreement by which the General Partner is bound, and (ii) do not and will not require the approval or consent of, or any notice to or filing with, any Governmental Authority.

(c)	The General Partner has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes a valid and binding obligation of the General Partner, enforceable in accordance with the terms of this Agreement.

(d)	The General Partner holds and shall maintain the registrations and filings (and any amendments thereto and renewals thereof) necessary for the conduct of its activities and has and shall continue to have all licences and permits necessary to carry on its business and activities as the general partner of the Partnership in all jurisdictions where the activities of the Partnership require such licensing or other form of registration of or by the General Partner.

(e)	No authorization, consent or approval of, or filing with or notice to, any Person is required in connection with the execution, delivery or performance of this Agreement by the General Partner.

(f)	There are no actions, suits or proceedings pending or, to the knowledge of the General Partner, threatened, against or affecting the General Partner or any of its assets or undertaking at law or in equity or before any arbitrator or any Governmental Authority having jurisdiction which, if determined adversely, could affect adversely the General Partner, and the General Partner is not in default with respect to any law, regulation, order, writ, judgment, injunction or award of any competent Governmental Authority, court, arbitrator or instrumentality which would have such an effect.

(g)	The General Partner is not a “non-resident” within the meaning of the Tax Act, its interest in the Partnership is not a “tax shelter investment” within the meaning of the Tax Act, is not a Person an interest in which would be a “tax shelter investment” within the meaning of the Tax Act, and shall ensure that its status as described in this Subsection 2.9(g) shall not be modified.

(h)	The General Partner shall act with fairness and good faith toward the Partnership and the Limited Partners in respect of the exercise of the powers of the General Partner in pursuance of the purpose and operations of the Partnership, provided that in taking any action in compliance with section 2.7(c) of the Shareholders’ Agreement the General Partner shall be deemed to have acted with fairness and in good faith toward the Partnership and the Limited Partners.

(i)	The General Partner will devote its best efforts to, and for the benefit of (subject to the Securityholders’ Agreements) the Partnership and will devote as much time as is necessary for the conduct and prudent management of the activities and affairs of the Partnership.

(j)	The General Partner will not, unless otherwise authorized by Ordinary Resolution, carry on any operations in addition to its activities as general partner of the Partnership and will, in the conduct of the business and affairs of the Partnership, act in the best interests of (subject to the Securityholders’ Agreements) the Partnership and, in particular, will diligently enforce the rights of the Partnership pursuant to the terms and provisions of any instrument or document on behalf of and in the name of the Partnership from time to time as may be reasonably determined by the General Partner to be in the best interests of (subject to the Securityholders’ Agreements) the Partnership.

(k)	The General Partner will do all things and take all actions as may be necessary to ensure and protect, to the extent reasonably possible, the limited liability of the Limited Partners, including, without limitation, the making of all filings within prescribed time periods.

2.10 Representations and Warranties and Covenants of Limited Partners

Each Limited Partner severally represents and warrants and covenants to the General Partner and each of the other Limited Partners as follows:

(a)	If it is a Person other than an individual, such Limited Partner is incorporated or formed and validly subsisting under the laws of its jurisdiction of incorporation or formation.

(b)	Such Limited Partner has and will continue to have the capacity and necessary authority to enter into this Agreement and to perform its obligations hereunder, and such obligations (i) if it is a Person other than an individual, do not and will not conflict with, nor do they or will they result in a breach of any of, the constating documents or by-laws of the Limited Partner or resolutions of its trustees, directors or shareholders (or its sole shareholder, as the case may be) or any agreement by which it is bound and, in the case of any Limited Partner that is itself a limited partnership, any resolutions of the directors or the sole shareholder of its general partner or any agreement by which its general partner is bound or its respective limited partnership agreement, and (ii) do not and will not require the approval or consent of, or any notice to or filing with, any Governmental Authority, other than those which have been obtained.

(c)	Such Limited Partner has taken all necessary action to authorize the execution, delivery and performance of this Agreement (if it is a Person other than an individual), and this Agreement constitutes a valid and binding obligation of the Limited Partner, enforceable in accordance with the terms of this Agreement.

(d)	No authorization, consent or approval of, or filing with or notice to, any Person is required in connection with the execution, delivery or performance of this Agreement by such Limited Partner, other than those which have been obtained.

(e)	Such Limited Partner is not and will not become a “non-resident” or a partnership that is not a “Canadian partnership”, each within the meaning of the Tax Act, or otherwise change its status as represented herein or transfer or purport to transfer any of its LP Units to any Person that is a “non-resident” of Canada or a partnership that is not a “Canadian partnership” for purposes of the Tax Act.

(f)	Such Limited Partner is not and will not become a Person an interest in which is a “tax shelter investment” for the purposes of the Tax Act and such Limited Partner’s interest in the Partnership will not be a “tax shelter investment” for the purposes of the Tax Act.

2.11 Survival of Representations and Warranties

Each of the parties agrees that the representations and warranties made by it in Section 2.9 or 2.10, as applicable, are true and correct on the date hereof and that they shall survive the execution of this Agreement, notwithstanding such execution or any investigations made by or on behalf of any of the other Partners and each Partner covenants and agrees to ensure that each representation and warranty it has made remains true and correct so long as such party remains a Partner.

2.12 Special Covenant of the Initial Limited Partner

The Initial Limited Partner covenants to the General Partner and each of the other Limited Partners that, in the event that the Initial Limited Partner files or in its capacity as insolvent debtor or as a subsidiary of an insolvent debtor is subject to any plan of arrangement under the Companies’ Creditors Arrangement Act (Canada) (a “CCAA Plan”) or makes or in its capacity as insolvent debtor or as a subsidiary of an insolvent debtor is subject to a proposal under the Bankruptcy and Insolvency Act (Canada) (a “Proposal”) or any proposal or plan under any foreign bankruptcy or insolvency laws, the Initial Limited Partner shall not subject, or cause to be subjected, the assets of either the General Partner or the Partnership to the CCAA Plan or, as the case may be, the Proposal, and the Initial Limited Partner shall not permit either the General Partner or the Partnership to make any joint filing with the Initial Limited Partner for an arrangement or proposal under the Companies’ Creditors Arrangement Act (Canada) or the Bankruptcy and Insolvency Act (Canada). The Initial Limited Partner shall at all times vote its Common LP Units in order to comply with its obligations under this Section 2.12.

2.13 Limitation on Authority of Limited Partners

No Limited Partner (other than any Limited Partner that is also the General Partner) shall:

(a)	take part in the administration, management, control or operations of the Business or exercise any power in connection therewith;

(b)	take an active part in the business of the Partnership;

(c)	transact any matters on behalf of the Partnership or make any commitment on behalf of or otherwise obligate or bind the Partnership;

(d)	other than by voting on a resolution of the Partners (where the Partner is entitled to vote), execute any document which binds or purports to bind any other Partner or the Partnership;

(e)	hold itself out as having the power or authority to bind any other Partner or the Partnership or deal with any Person on behalf of the Partnership and, if contacted by any Person in respect of the Partnership, shall inform such Person that it is a limited partner of the Partnership, it does not take an active part in the business or activities of the Partnership, and does not act or make decisions on behalf of the Partnership and then refer such Person to the General Partner;

(f)	have any authority or power to act for, or undertake any obligation or responsibility on behalf of, any other Partner or the Partnership;

(g)	bring any action for partition or sale or otherwise in connection with the Partnership or any interest in any assets of the Partnership, whether real, personal, movable, immovable or mixed or whether tangible or intangible, corporeal or incorporeal, or file or register, or permit to be filed, registered or remain undischarged, any Adverse Claim in respect of any assets of the Partnership;

(h)	bring any action for the dissolution of the Partnership;

(i)	compel or seek a partition, judicial or otherwise, of any of the assets of the Partnership distributed or to be distributed to the Partners in kind in accordance with this Agreement; or

(j)	take any action that will jeopardize or eliminate the status of the Partnership as a limited partnership or a “Canadian partnership” for the purposes of the Tax Act.

For greater certainty, the General Partner has the exclusive power, rights, obligations and authority to administer and bind the Partnership, and the General Partner shall not be subject to the restrictions that apply to Limited Partners (except as provided herein). Each Limited Partner shall comply with the Act and shall not take any action which may jeopardize or eliminate the Partnership’s status as a limited partnership.

2.14 Power of Attorney

(a)	Each Limited Partner hereby makes, constitutes and appoints the General Partner as that Limited Partner’s agent and true and lawful attorney-in-fact for the Limited Partner and on the Limited Partner’s behalf with full power and authority in the Limited Partner’s name, place and stead to, and only to, execute, deliver, swear to, make and record or file as and where required in the opinion of the General Partner (and hereby ratifies and confirms such execution, delivery, swearing, making, recording and filing):

(i)	this Agreement, the Record, the Declaration, any amendment to this Agreement, the Record or the Declaration and any other instruments or documents required to continue and keep in good standing the Partnership as a limited partnership under the Act and the BNRA, or otherwise to comply with the laws of any jurisdiction in which the Partnership may carry on business or own or lease property in order to maintain the limited liability of the Limited Partners and to comply with the applicable laws of that jurisdiction (including any amendments to the Declaration or the Record as may be necessary to reflect the admission to the Partnership of subscribers for or transferees of LP Units as contemplated by this Agreement);

(ii)	all instruments and documents, including any amendments to the Declaration or the Record, necessary to reflect any amendments to this Agreement; and

(iii)	the instruments and documents on the Limited Partner’s behalf and in the Limited Partner’s name as may be necessary to give effect to the admission of a subscriber for, or transferee of, LP Units.

(b)	To evidence the foregoing, each Subscription Form and Transfer Form will contain a power of attorney incorporating by reference, ratifying and confirming some or all of the powers described above.

(c)	Each of the powers of attorney granted in this Agreement is a special power of attorney, coupled with an interest and is irrevocable during the existence of the Partnership and in connection with the dissolution or winding up thereof, and will survive the insolvency, dissolution, winding up, bankruptcy, death or disability of a Limited Partner and will survive the transfer or assignment by the Limited Partner, to the extent of the obligations of a Limited Partner under this Agreement, of the whole or any part of the interest of the Limited Partner in the Partnership, extends to the heirs, executors, administrators, other legal representatives and successors, transferees and assigns of the Limited Partner, and may be exercised by the General Partner on behalf of each Limited Partner in executing any instrument by a facsimile signature or by listing all the Limited Partners and executing that instrument with a single signature as attorney and agent for all of them.

(d)	Each Limited Partner agrees to be bound by any representations or actions made or taken in good faith by the General Partner pursuant to this power of attorney and hereby waives any and all defences which may be available to contest, negate or disaffirm the action of the General Partner taken in good faith under this power of attorney.

(e)	This power of attorney will continue in respect of the General Partner so long as it is the general partner of the Partnership, and will terminate thereafter.

(f)	A purchaser or transferee of an LP Unit will, upon becoming a Limited Partner, be conclusively deemed to have acknowledged and agreed to be bound by the provisions of this Agreement as a Limited Partner and will be conclusively deemed to have provided the General Partner with the power of attorney described in this Section 2.14.

2.15 Limited Liability

(a)	Subject to the Act, Subsection 2.15(b) and any specific assumption by such Limited Partner, each Limited Partner’s liability for the debts, liabilities and obligations of the Partnership is limited to such Limited Partner’s Capital Contribution plus such Limited Partner’s share of the undistributed income of the Partnership. Subject to the Act, following payment of a Limited Partner’s Capital Contribution, the Limited Partner will not be liable for any further claims or assessments or be required to make further contributions to the Partnership, except that, where a Limited Partner has received the return of all or part of that Limited Partner’s Capital Contribution, the Limited Partner is nevertheless liable to the Partnership or, where the Partnership is dissolved, to its creditors, for any amount, not in excess of the amount returned with interest, necessary to discharge the liabilities of the Partnership to all creditors who extended credit or whose claims otherwise arose before the return of the Capital Contribution.

(b)	If any asset of the Partnership should be distributed or declared to be distributable to Partners contrary to the provisions of any subordination agreement (each a “Subordination Agreement”) between the Partnership and the persons entitled to enforce any of the indebtedness of the Partnership, then the persons entitled to enforce such Subordination Agreements or provisions shall be entitled to pursue whatever remedies may be available to them to enforce such Subordination Agreements or provisions and the limitations in Subsection 2.15(a) shall not apply to any judgment in respect of (and to the extent only based on) such contrary distribution and no Partner shall have the right to enforce any distribution contrary to such Subordination Agreements or provisions.

2.16 Indemnity of Limited Partners

The General Partner will operate the Partnership to ensure to the greatest extent possible that the liability of the Limited Partners remains limited and will indemnify and hold harmless each Limited Partner (including former Limited Partners) for all costs, expenses, damages or liabilities suffered or incurred by the Limited Partner if the limited liability of that Limited Partner is lost, but only if that Limited Partner’s limited liability is lost directly as a result of the gross negligence or wilful misconduct of the General Partner in performing its duties and obligations under this Agreement.

2.17 Compliance with Laws

At the request of the General Partner, each Limited Partner shall execute immediately any documents or instruments considered by the General Partner to be necessary to comply with the terms of this Agreement or with any applicable law or regulation or for the continuation, operation or good standing of the Partnership or in connection with the qualification of the Partnership to carry on its activities or own its assets and undertaking.

2.18 General Partner May Hold LP Units

A general partner of the Partnership may subscribe for and acquire LP Units or purchase LP Units by private contract or in any market on which the LP Units are sold and will be shown on the Record as a Limited Partner in respect of the number of LP Units held by such partner from time to time.

2.19 General Partner as a Limited Partner

If the General Partner holds any LP Units, it will be entitled to all of the rights of a Limited Partner under this Agreement in respect of its contribution as a Limited Partner but otherwise will have the same rights and powers and will be subject to the same restrictions as a general partner.

2.20 Authority of General Partner to Make Tax Elections

The General Partner shall be responsible for all tax matters and tax elections of the Partnership under the Tax Act or any other taxation legislation.

2.21 No Other Business By General Partner

Unless otherwise approved by Ordinary Resolution, the General Partner will not engage in any business other than the business of the General Partner being the Business of the Partnership and the conduct of its obligations and responsibilities under this Agreement and all activities necessarily incidental thereto.

2.22 Right of First Offer on Additional Hydroelectric Facilities

(a)	At any time CDPQ holds Common LP Units, in the event that ACI, the Initial Limited Partner or any of their affiliates or subsidiaries (ACI, the Initial Limited Partner or any of their affiliates or subsidiaries, as applicable, being referred to herein as the “Abitibi Vendor”) decides to dispose of any of the additional hydroelectric facilities listed in Schedule “D” hereto (the “Additional Assets”), other than (i) in the context of a sale of one or more mills or other installations which comprise, as an accessory, a hydroelectric facility or (ii) in the context of an internal corporate reorganization of ACI or the Initial Limited Partner provided that, in the case of such a reorganization, the transferee agrees to be bound by the terms of this Section 2.22, the Abitibi Vendor shall, subject to paragraph (b) of this Section 2.22, give notice (the “Sale Notice”) to the Partnership that it desires to dispose of Additional Assets. The Partnership shall have thirty (30) days from receipt of such Sale Notice to offer to the Abitibi Vendor to purchase such Additional Assets. Should the Initial Limited Partner, as the controlling shareholder of the General Partner, decide that the Partnership will not make an offer to purchase such Additional Assets, and provided that Caisse de dépôt et placement du Québec has not exercised its veto right as a shareholder of the General Partner to prevent the Partnership from making an offer to purchase such Additional Assets, CDPQ shall have the right, exercisable in writing within thirty (30) days from the expiry of the first 30-day period, to offer to the Abitibi Vendor to purchase all, but not less than all, such Additional Assets. In the event neither the Partnership nor CDPQ exercises its right of first offer or in the event the Abitibi Vendor does not accept CDPQ’s offer, then the Abitibi Vendor shall have the right to sell such Additional Assets to a third party, provided that, if the Abitibi Vendor sells, or executes a binding offer to sell, the Additional Assets to such third party within six (6) months from the expiry of the second 30-day period, such sale or binding offer shall be on terms not less favourable than those offered by CDPQ or the Partnership for a comparable transaction, failing which the right of first offer shall again apply. For greater certainty, the parties acknowledge and agree that the right of first offer provided in this section 2.22 is personal to CDPQ and may not be assigned to any third party, except to a Permitted Transferee of CDPQ.

(b)	Nothing in this Section 2.22 shall require an Abitibi Vendor to give a Sale Notice or permit the exercise of any right of first offer by the Partnership or CDPQ if the giving of such a Sale Notice or permitting the exercise of such a right of first offer would constitute a violation, contravention or breach of (i) any statutory, contractual or other obligation or covenant of such Abitibi Vendor relating to the joint ownership, co-tenancy or similar arrangements in respect of the facilities identified as Manicouagan Power Company, Exploits River and Star Lake on Schedule “D” hereto or (ii) any right of first refusal or similar rights granted to any Governmental Authority or any other third party prior to the date hereof.

ARTICLE 3

UNITS OF THE PARTNERSHIP

3.1 Units

(a)	The Partnership is authorized to issue various classes of partnership interests, including an unlimited number of Common LP Units and 1,000 Preferred LP Units, except that the Partnership is no longer authorized to issue any Class A LP Units (as defined in the Initial Agreement).

(b)	Each Class B LP Unit (as defined in the Initial Agreement) issued prior to the date hereof shall be renamed as and from the date hereof as a “Common LP Unit” (it being understood and agreed, for greater certainty, that the exchangeable feature attributed to such LP Units pursuant to the Initial Agreement no longer applies) and each Class C LP Unit (as defined in the Initial Agreement) issued prior to the date hereof shall be renamed as and from the date hereof as a “Preferred LP Unit”. The parties hereto acknowledge and confirm that no Class A LP Unit (as defined in the Initial Agreement) was ever issued.

(c)	A partnership interest is personal property. A Partner has no interest in specific Partnership property by way of his, her or its Partnership Unit interests.

(d)	Except as otherwise provided in this Agreement, no Common LP Unit shall have any preference or right in any circumstances over any other Common LP Unit. The holders of the Common LP Units shall have the right to one vote for each Common LP Unit held in respect of all matters to be decided by the Limited Partners. The Common LP Units represent the right to participate in the distributions of the Partnership as provided for herein.

(e)

If, and only if, the Kenora Sale Alternative applies, the Initial Limited Partner will be issued all of the 1,000 Preferred LP Units. The Preferred LP Units shall not carry any voting rights. The Preferred LP Units will be redeemed by the Partnership, in whole or in part, at such time as the Partnership disposes of any asset comprising the Norman Adjacent Property, in exchange for the net proceeds (after deducting all internal and external expenses incurred in connection with the sale) of any such disposition. The Initial Limited Partner shall be responsible for all representations, warranties and covenants in connection with the sale of any asset comprising the Norman Adjacent Property to a third party and for all indemnification obligations relating thereto, and shall use its best efforts to provide such representations, warranties and covenants directly to the third party purchaser as principal obligor, failing which the Partnership shall be the principal obligor to the third party purchaser and the Initial Limited Partner shall act as guarantor of the Partnership and shall indemnify the Partnership for all losses incurred by the Partnership as a result of the Partnership having provided such representations, warranties, covenants and indemnification obligations to the third party purchaser. For greater certainty, the Initial Limited Partner shall not be required to act as principal obligor to the third party if the sale to the third party would be jeopardized or adversely affected (including lower price or more onerous terms) by the Partnership not being the principal obligor. The Preferred LP Units shall not give the right to participate in any distributions of the Partnership other than as provided in this Subsection 3.1(e). The Preferred LP Units are not transferable except to a Permitted Transferee of the holder thereof.

(f)	The General Partner shall have the right to receive distributions in respect of its interest only as expressly provided for in this Agreement.

3.2 Issuances of LP Units on Closing

On Closing, the Partnership shall issue to the Initial Limited Partner Common LP Units in connection with the Partnership’s acquisition of the Facilities and, if the Kenora Sale Alternative applies, 1,000 Preferred LP Units in connection with the Partnership’s acquisition of the Norman Adjacent Property and shall then issue to CDPQ Common LP Units. The Partnership shall issue such Common LP Units and Preferred LP Units, and one or more promissory notes to the Initial Limited Partner, in accordance with the Acquisition Agreement and shall issue such Common LP Units to CDPQ for an aggregate subscription price payable in cash, in accordance with a Subscription Form.

3.3 Issuance of Additional LP Units

Except as otherwise set forth herein or in the Securityholders’ Agreements, the General Partner may, in its discretion, cause the Partnership to issue additional LP Units on any terms and conditions of offering and sale of LP Units as the General Partner, in its discretion, may determine, from time to time hereafter, including accepting payment of consideration therefor in the form of cash, promissory notes, property and/or past services, and may do all things in that regard, including preparing and filing prospectuses, offering memoranda and other documents, and paying the expenses of issue and entering into agreements with any Person providing for a commission or fee.

3.4 Subscription for LP Units

No subscription may be made or will be accepted for a fraction of an LP Unit. Each Person wishing to subscribe for LP Units shall complete and execute a Subscription Form setting out, among other things, the number of LP Units such Person would like to subscribe for and the aggregate subscription price for such LP Units (which subscription price will be that Person’s agreed upon Capital Contribution in respect of such LP Units) and shall comply with the residency requirements set out in this Section 3.4.

No subscription may be made by or will be accepted from a Person that is a “nonresident” of Canada or a partnership which is not a “Canadian partnership”, both within the meaning of the Tax Act (collectively, the “Residency Requirements”). Any issuance of LP Units to a Person (whether as registered or beneficial owner or as agent or nominee) that, at the time of issuance does not comply with the Residency Requirements, shall be void ab initio and the Unit Certificates representing the LP Units shall be cancelled. The holders of such cancelled LP Units shall not be entitled to receive any Distributable Cash and shall be required to refund to the Partnership any Distributable Cash that was paid in respect of such LP Units.

Notwithstanding any other provision of this Agreement, no Subscription Form shall be required for the issuance of LP Units to (a) the Initial Limited Partner pursuant to the Acquisition Agreement or pursuant to Section 4.2, provided that the Initial Limited Partner completes and executes a Power of Attorney and Declaration Form on or about or as of the date of execution of the Acquisition Agreement; or (b) the General Partner pursuant to Section 4.3.

3.5 Admittance as Limited Partner

Subject to the terms of the Securityholders’ Agreements, the General Partner is authorized to admit to the Partnership, in addition to the Initial Limited Partner, one or more additional Limited Partners, provided the General Partner receives a duly completed Subscription Form. If the General Partner admits such additional Limited Partners, all Partners shall be deemed to consent to such admission. The General Partner shall amend the Record accordingly, file or amend any such documents as may be required by the Act, the BNRA or under legislation similar to the Act or the BNRA in other provinces or territories to be filed or amended as required to afford limited liability to the Limited Partners so admitted to the greatest extent possible, and update the Partnership’s books and records.

3.6 Withdrawal as a Limited Partner

A Limited Partner may only withdraw from the Partnership by transferring his, her or its LP Units in accordance with the provisions of this Agreement and the Securityholders’ Agreements or by the Partnership entering into an agreement with the Limited Partner for the repurchase of his, her or its LP Units.

3.7 Effective Date

The rights and obligations of a subscriber as a Limited Partner under this Agreement commence and are enforceable by and upon the Limited Partner as between the Limited Partner and the other Partners from the date upon which the last of the following events occurs:

(a)	the Subscription Form has been accepted by the General Partner;

(b)	the General Partner has authorized the issuance of LP Units as subscribed;

(c)	the General Partner is in receipt of the consideration for the LP Units; and

(d)	the Limited Partner agrees in writing to be bound by this Agreement and any other documents necessary or desirable as determined by the General Partner.

Subsequently, the General Partner will ensure the Record is amended to reflect the Limited Partner’s subscription, and will arrange for the proper filings to be made, as required under the Act and the BNRA, adding that Limited Partner as a Limited Partner of the Partnership.

3.8 Record of Limited Partners

The General Partner will maintain at the General Partner’s registered office a current Record for each class of LP Units stating, for each Limited Partner in such class, information including the Limited Partner’s name, address, corporation number, if any, the amount of money and/or the value of other property contributed or to be contributed by the Limited Partner to the Partnership and the number of LP Units of such class held by each Limited Partner and such other information as required by the Act and the BNRA.

3.9 Changes in Membership of Partnership

No change of name or address of a Limited Partner and no transfer of an LP Unit and no admission of a Limited Partner in the Partnership will be effective for the purposes of this Agreement until all reasonable requirements as determined by the General Partner with respect to that change, transfer or admission have been met, including the requirements set out in this Article 3. The names of the Limited Partners as reflected from time to time in the Record, and all addresses of the Partners as reflected from time to time in the records of the Partnership maintained by the General Partner in accordance with Section 3.8, as from time to time amended, will be conclusive as to those facts for all purposes of the Partnership.

3.10 Notice of Change to General Partner

No name or address of a Limited Partner will be changed and no transfer of an LP Unit or substitution or addition of a Limited Partner in the Partnership will be recorded on the records of the Partnership except pursuant to a notice in writing received by the General Partner.

3.11 Inspection of Record

A Limited Partner, or an agent of a Limited Partner duly authorized in writing, has the right to inspect and make copies from the records of the Partnership during ordinary business hours.

3.12 Transfer and Encumbering of LP Units

A Limited Partner may not sell, assign or otherwise transfer or exchange any LP Unit except in accordance with this Agreement and the Securityholders’ Agreements. The Preferred LP Units and all the rights attached thereto are not transferable except to a Permitted Transferee of the Unitholder. At any time and from time to time, any Limited Partner may, upon prior written notice to the General Partner, grant an Adverse Claim on any or all of the LP Units held by it, directly or indirectly, to any third party as security for any bona fide financing of the Limited Partner or as security for any guarantee granted by such Limited Partner in respect of the obligations of its affiliates to such third party for any bona fide financing. Notwithstanding the foregoing, at any time CDPQ holds Common LP Units, the Initial Limited Partner shall not be allowed to grant an Adverse Claim on any of its Common LP Units or Preferred LP Units to any creditor as security without the prior written consent of CDPQ, such consent not to be unreasonably withheld.

3.13 Transfer Procedures

(a)	Transfers of LP Units are subject to the provisions of this section and Sections 3.9, 3.10, 3.12, 3.14, 3.17, 3.18, 3.19, 3.21, 3.22 and 8.4, and are subject to compliance with applicable securities laws, the Unitholders’ Agreement and the payment by the transferee of an administration fee to the Partnership, if any, of up to $100.00. No transfer of an LP Unit will be accepted by the General Partner unless (i) a Transfer Form, duly completed and signed by the registered holder of the LP Unit and the transferee and any Unit Certificate held by the registered holder representing the LP Units being transferred have been remitted to the General Partner; and (ii) the provisions of the Securityholders’ Agreements have been complied with.

(b)	The General Partner has the right to deny the transfer of LP Units in respect of which there has been default in payment of the subscription price until all amounts required to be paid on account of the subscription price, including any interest on the subscription price, have been paid in full and no transferee will become a Limited Partner until:

(i)	the Transfer Form has been accepted by the General Partner; and

(ii)	the transferee agrees in writing to be bound by this Agreement and any other documents necessary or desirable as determined by the General Partner.

Where the transferee complies with all applicable provisions and is entitled to become a Limited Partner pursuant to the provisions of this Agreement, the General Partner admits the transferee to the Partnership as a Limited Partner and the Limited Partners hereby consent to the admission of, and will admit, the transferee to the Partnership as a Limited Partner, without further act of the Limited Partners (other than as may be required by law). A transferee who becomes a Limited Partner will be subject to the obligations and be entitled to the rights of a Limited Partner under this Agreement, and will be deemed to be a substituted limited partner under the Act, on the date on which the transfer is duly reflected in an amendment to the Record. Subsequent thereto, the General Partner shall ensure that all proper filings have been made, as may be required by the Act and the BNRA, to reflect the transfer.

(c)	No transfer of LP Units will be accepted by the General Partner (i) if the transferee is not either resident in Canada or a “Canadian partnership” for the purposes of the Tax Act or (ii) if the transferee is a Person or partnership, an interest in which would be a “tax shelter investment” or which is acquiring the interest as a “tax shelter investment”, all within the meaning of the Tax Act.

3.14 Form of Transfer

If required by the General Partner, the Transfer Form will be signed by the transferor and by the transferee and will be accompanied by the LP Unit certificate(s), if any, issued by the Partnership representing the LP Units to be transferred.

3.15 Amendment of Declaration or Record

The General Partner, on behalf of the Partnership, will from time to time promptly effect filings, recordings, registrations and amendments to the Record and the Declaration and to any other documents and at any places as in the opinion of counsel to the Partnership are necessary or advisable to reflect changes in the membership of the Partnership, transfers of LP Units and dissolution of the Partnership as provided in this Agreement and to constitute a transferee as a Limited Partner.

3.16 Non-Recognition of Trusts or Beneficial Interests

LP Units may be held by nominees on behalf of the beneficial owners of the LP Units (subject to the other terms, conditions and restrictions of this Agreement). Notwithstanding the foregoing, except as provided in this Agreement, as required by law or as recognized by the General Partner in its sole discretion, no Person will be recognized by the Partnership or any Limited Partner as holding any LP Unit in trust, or on behalf of another Person with the beneficial interest in that other Person, and the Partnership and Limited Partners will not be bound or compelled in any way to recognize (even when having actual notice) any equitable, contingent, future or partial interest in any LP Unit or in any fractional part of an LP Unit or any other rights in respect of any LP Unit except an absolute right to the entirety of the LP Unit of the Limited Partner shown on the Record as holder of that LP Unit.

3.17 Incapacity, Death, Insolvency or Bankruptcy

Where a Person becomes entitled to LP Units on the incapacity, death, insolvency, or bankruptcy of a Limited Partner, or otherwise by operation of law, in addition to the requirements of Sections 3.9, 3.10, 3.13 and 3.14, that entitlement will not be recognized or entered into the Record until that Person:

(a)	has produced evidence satisfactory to the General Partner of that Person’s entitlement;

(b)	has agreed in writing to be bound by the terms of this Agreement and any other documents necessary or desirable as determined by the General Partner and to assume the obligations of a Limited Partner under this Agreement; and

(c)	has delivered such other evidence, approvals and consents in respect of such entitlement as the General Partner may require and as may be required by applicable law and this Agreement.

3.18 No Transfer of Fractions

No transfer of a fraction of an LP Unit may be made or will be accepted or entered into the records of the Partnership.

3.19 No Transfer upon Dissolution

No transfer of LP Units may be made or will be accepted or entered into the Record after the occurrence of any of the events set out in Section 11.1.

3.20 LP Unit Certificates

(a)	Upon acceptance by the General Partner of a subscription for the LP Units, the General Partner will issue to the subscribing Limited Partner, an LP Unit certificate (“Unit Certificate”) indicating that the holder of the Unit Certificate is the owner of the number and type of LP Units set out on the Unit Certificate;

(b)	Every Unit Certificate must be signed by at least one officer of the General Partner;

(c)	If any Unit Certificate is lost, mutilated, stolen or destroyed, the General Partner will, upon request by a Limited Partner, issue a replacement Unit Certificate to the Limited Partner upon receipt of evidence satisfactory to the General Partner of that loss, mutilation or destruction, and upon receiving such indemnification (including an indemnity bond provided at the expense of the Limited Partner) as it deems appropriate in the circumstances; and

(d)	The General Partner, upon request by the transferee, will issue a new Unit Certificate for any LP Units transferred. In the case of a transfer of less than all of the Units represented by a Unit Certificate, the General Partner, upon request by the transferor, will issue a new Unit Certificate for the balance of the LP Units retained by the transferor.

3.21 Transferee Bound

As of and from the time referred to in Subsection 3.13(b), the transferee automatically shall become bound by, and be subject to all of the rights and obligations of a Limited Partner under, this Agreement without execution of further instrument. Without limiting the generality of the foregoing, as of and from the time referred to in Subsection 3.13(b), the transferee shall be deemed to make all of the representations and warranties and covenants of a Limited Partner contained in Section 2.10 and to grant the power of attorney contained in Section 2.14.

3.22 Transfer to a Resident of Canada

If at any time, any Partner ceases to comply with the Residency Requirements, such Partner shall immediately send written notice to that effect to the General Partner and take the necessary steps to transfer its LP Units to a Person that complies with the Residency Requirements. If the General Partner becomes aware of, or determines that, a Partner ceases to comply with the Residency Requirements, or if the Partner fails to provide evidence satisfactory to the General Partner that such Partner complies with the Residency Requirements, the General Partner shall require the Partner to dispose of all its LP Units to a Person that complies with the Residency Requirements, failing which the General Partner, subject to compliance with applicable securities laws, shall be entitled to sell the LP Units or to acquire the LP Units on behalf of the Partnership. A Partner that ceases to comply with the Residency Requirements shall be deemed to have ceased to be a Partner with effect immediately before the date such Partner ceases to comply with the Residency Requirements and shall not be entitled to any distributions of Distributable Cash from such time and any LP Units shall be deemed not to be outstanding until acquired by a new Partner that complies with the Residency Requirements. The holders of other LP Units shall not be entitled to any portion of the Distributable Cash paid in respect of LP Units that have been so deemed not to be outstanding. In the event of the sale or acquisition of a Partner’s LP Units by the General Partner pursuant to this section, such Partner shall have the right only to receive the net proceeds therefrom.

ARTICLE 4

CAPITAL CONTRIBUTIONS AND ACCOUNTS

4.1 Capital

The capital of the Partnership consists of the aggregate of all sums of money or other property contributed by the Partners as Capital Contributions and not returned to them. For greater certainty, the amount added to the capital in respect of the LP Units issued in consideration for the transfer of property to the Partnership will be the fair market value of such property.

4.2 Initial Limited Partner Contribution

The Initial Limited Partner has contributed $100 to the capital of the Partnership in full satisfaction of its initial Capital Contribution and has received ten Class B LP Units (as defined in the Initial Agreement). On or about August 17, 2006, the Initial Limited Partner assigned certain water leases to the Partnership, in consideration for which the Partnership issued a total of 4,992,834 Class B LP Units (as defined in the Initial Agreement) to the Initial Limited Partner and promissory notes for an aggregate amount of $3,959,464. In addition, on or about October 5, 2006, the Initial Limited Partner assigned a water lease and certain licenses of occupation to the Partnership, in consideration for which the Partnership issued a total of 8,548,639 Class B LP Units (as defined in the Initial Agreement) to the Initial Limited Partner and promissory notes for an aggregate amount of $6,779,323. As provided in Subsection 3.1(b) above, each of such Class B LP Units shall be renamed as and from the date hereof as a “Common LP Unit” such that the Initial Limited Partner’s contribution to the Partnership is now equal to 13,541,483 Common LP Units. The General Partner shall issue to the Initial Limited Partner a certificate representing 13,541,483 Common LP Units upon the Initial Limited Partner delivering to the General Partner, for cancellation, the certificates representing the said Class B LP Units issued to the Initial Limited Partner.

4.3 General Partner Contribution

The General Partner has contributed $10 to the capital of the Partnership in full satisfaction of its initial Capital Contribution and has received one Class B LP Unit (as defined in the Initial Agreement). As provided in Subsection 3.1(b) above, such Class B LP Unit shall be renamed as and from the date hereof as a “Common LP Unit” such that the General Partner’s contribution to the Partnership is now equal to one Common LP Unit. The General Partner shall cancel the certificate representing the said Class B LP Unit issued to it prior to the date hereof and replace it with a certificate representing the Common LP Unit held by the General Partner.

4.4 Limited Partner Contributions

The Capital Contribution of each Partner, giving effect to the transactions described in Section 3.2, will be set out in the records of the Partnership.

4.5 Accounts

The Partnership shall maintain on its books of account a separate capital account for each of the Partners. The General Partner (a) shall credit the capital account of each Partner with the amount of Capital Contribution made by such Partner to the Partnership (including, for greater certainty, in the case of a Limited Partner, the amount received in respect of the Capital Contribution of such Limited Partner) and (b) shall debit the capital account of each Partner with the amount of Capital Contribution returned to such Partner by the Partnership. The Partnership shall establish current accounts on its books for the General Partner and each of the Limited Partners to which net income and all amounts, other than capital to which the Partners are entitled, will be credited and to which net loss and all distributions, other than distributions on account of capital, will be charged, all in accordance with generally accepted accounting principles. No Partner has the right to receive interest on any credit balance in any accounts maintained on the books of the Partnership, and no Partner is liable to pay interest to the Partnership on any deficit in any accounts maintained on the books of the Partnership. The interest of a Partner shall not terminate by reason of a negative or zero balance in any accounts maintained on the books of the Partnership. Subject to the Act, the Partners shall not be obligated to make any further contribution to the capital of the Partnership but may do so in their sole discretion and with the approval of the General Partner.

4.6 Withdrawal of Capital Contribution

No Partner has any right to withdraw any of its Capital Contribution to the Partnership or other amount or to receive any cash or other distribution from the Partnership except as provided for in this Agreement and except as permitted by the Act or otherwise at law. No Partner shall be entitled to interest on the amount of its Capital Contribution to the Partnership.

4.7 Distribution of Capital Contributions

Subject to the Act, the General Partner may distribute all or part of a Limited Partner’s Capital Contributions to such Limited Partner in such amounts and at such times as determined in the General Partner’s sole discretion.

ARTICLE 5

PARTNERSHIP FINANCE

5.1 Expenses of Partnership

The Partnership shall reimburse the General Partner, as and when determined by the General Partner, for all reasonable costs and expenses incurred on the Partnership’s behalf by the General Partner in the performance of its duties hereunder, including costs and expenses of the General Partner reasonably allocable to the board of directors, the officers and the employees of the General Partner engaged in activities on behalf of the Partnership, all legal and audit expenses, filing and reporting fees and other expenses incurred solely for the purpose of maintaining the corporate existence of the General Partner, unless the General Partner otherwise agrees, but specifically excluding expenses of any action, suit or other proceedings in which, or in relation to which, the General Partner is adjudged to be, or to have been, grossly negligent or to be engaged in, or to have engaged in, wilful misconduct.

5.2 Allocation of Net Income and Loss for Tax Purposes

The Income for Tax Purposes or Loss for Tax Purposes for a given Fiscal Year shall be calculated in accordance with the provisions of the Tax Act. In computing the Income for Tax Purposes or Loss for Tax Purposes, the General Partner shall have discretion as to the extent, if any, of the discretionary deductions to be claimed by the Partnership. The Income for Tax Purposes or Loss for Tax Purposes for a given Fiscal Year will be allocated as follows:

(i)	all Income for Tax Purposes or Loss for Tax Purposes generated by any of the Norman Adjacent Property and all gains attributable to the disposition of any of the Norman Adjacent Property shall be allocated to the holders of Preferred LP Units;

(ii)	the General Partner shall be allocated a portion of the Income for Tax Purposes or Loss for Tax Purposes from each source for that Fiscal Year equal to the amount obtained by multiplying the Income For Tax Purposes or Loss For Tax Purposes by a fraction, the numerator of which is the cash distributions received by it with respect to that Fiscal Year, and the denominator of which is the total amount of the cash distributions made by the Partnership to the General Partner and the Limited Partners with respect to that Fiscal Year; and

(iii)	the balance of all Income for Tax Purposes or Loss for Tax Purposes for that Fiscal Year, and all other items of income, gain, loss, deduction, recapture and credit of the Partnership, which are allocable for the purposes of the Tax Act and other relevant taxing statutes, shall be allocated to the Limited Partners (including, for greater certainty, Limited Partners who become or cease to be Limited Partners during the Fiscal Year) in an amount calculated by multiplying the Income for Tax Purposes or Loss for Tax Purposes to be allocated to the Limited Partners by a fraction, the numerator of which is the sum of the cash distributions received by that Limited Partner and the aggregate amount of any loans made by the Partnership to that Limited Partner in lieu of a distribution pursuant to Subsection 5.5(b) with respect to that Fiscal Year, and the denominator of which is the total amount of the cash distributions and the aggregate amount of all loans under Subsection 5.5(b) made by the Partnership to all Limited Partners with respect to that Fiscal Year.

The income or loss of the Partnership for accounting purposes for a given Fiscal Year shall be allocated among the Partners in the same proportion as Income for Tax Purposes or Loss for Tax Purposes is allocated for such Fiscal Year.

5.3 Amount of Income Allocated

The amount of income allocated to a Limited Partner may exceed or be less than the amount of cash distributed by the Partnership to that Limited Partner in respect of a given Fiscal Year.

5.4 Where No Cash Distribution

If, with respect to a given Fiscal Year, no cash distribution is made by the Partnership to its Limited Partners, the Income for Tax Purposes or Loss for Tax Purposes from each source for that Fiscal Year will be allocated to the General Partner and the Limited Partners at the end of that Fiscal Year, based upon their respective interests in the Partnership Units and to each Limited Partner in proportion to the LP Units held by each of them.

5.5 Distributions

(a)	Subject to Subsection 5.5(d), the Partnership will, to the extent not prohibited by the terms of any agreement entered into between the Partnership and its lenders in respect of the New Credit Facilities, distribute, within 15 days of the end of a Distribution Period, to the Unitholders whose names appear on the Record on the last day of each Distribution Period their pro rata share of the Distributable Cash as contemplated hereby (based on their interests in the LP Units) in respect of such Distribution Period. The Partnership may, in addition, to the extent not prohibited by the terms of any agreement entered into between the Partnership and its lenders in respect of the New Credit Facilities, make a distribution at any other time. For greater certainty, distributions that are made after the end of a Fiscal Year, but which are payable on or before the end of that Fiscal Year will be deemed to be distributions with respect to that Fiscal Year for purposes of Article 5. Distributions made under this Agreement will be net of any tax required by law to be withheld by the General Partner on behalf of the Partnership.

(b)	Notwithstanding Subsection 5.5(a), each Limited Partner may, in lieu of receiving the distributions described above at the time indicated above, choose to be loaned amounts from the Partnership equal to those amounts which would otherwise have been distributed, and to have the aggregate of all distributions described above made to it on the first Business Day following the end of the Fiscal Year in which such distributions would otherwise have been made. Each loan made in a Fiscal Year will not bear interest and will be due and payable in full on the first Business Day following the end of the Fiscal Year during which the loan was made. Any Person who has received loans in lieu of distributions in a Fiscal Year in which such Person has ceased to be a Limited Partner shall receive distributions on the first Business Day following the end of that Fiscal Year equal to the amount that would otherwise have been distributed to such Person during that portion of the Fiscal Year in which such Person was a Limited Partner. With respect to amounts distributed to a Limited Partner or a person who has ceased to be a Limited Partner at any time after the making of a loan to a Limited Partner pursuant to this Subsection 5.5(b), the Limited Partner shall be deemed to have irrevocably directed that the amount of any such distribution first be applied to repay loans previously advanced. Any amounts distributed to a Limited Partner under this Subsection 5.5(b) will not be considered to be a cash distribution received by such Limited Partner for purposes of calculating the income or loss of the Partnership under Section 5.2.

(c)	Distributions payable pursuant to this Section 5.5 will be paid in cash or other immediately available funds. Any payment by the General Partner to a Partner pursuant to this Agreement will be conclusively deemed to have been made upon mailing of a cheque in a postage pre-paid envelope, addressed to the Partner at the Partner’s address appearing in the Record, unless such cheque is dishonoured upon presentment. Upon such payment, the General Partner will be discharged from all liability to the Partner in respect of such payment; provided, however, that if such cheque is lost or destroyed then, upon the presentation of evidence satisfactory to the General Partner of such loss or destruction, together with such indemnity as the General Partner may reasonably require, the General Partner will issue a replacement cheque to the Partner. Notwithstanding the foregoing, the General Partner, in lieu of forwarding or causing to be forwarded a cheque, may enter into an agreement with a Partner providing for the payment to such Partner of amounts hereunder by electronic funds transfer or by any other method at a place or places other than the place or places specified herein. Any payment of any amount pursuant to such agreement will, notwithstanding any other provision of this Agreement, be valid and binding on the General Partner, the Partnership and the relevant Partner.

(d)

Notwithstanding any provision of this Agreement to the contrary, all net income of the Partnership generated up to and including April 1st, 2007 shall be distributed to the Initial Limited Partner within 15 days of the end of the first Distribution Period and all Income for Tax Purposes relating to such period shall be allocated for tax purposes to the Initial Limited Partner.

5.6 Repayments

If, as determined by the Auditor, it appears that any Partner has received an amount under this Article 5 that is in excess of that Partner’s entitlement hereunder, the Partner will, promptly upon notice from the General Partner, reimburse the Partnership to the extent of the excess.

5.7 Tax Matters

The Partnership shall be treated as a limited partnership for federal, provincial and municipal income tax and other tax purposes. The General Partner shall prepare, or cause to be prepared, any federal, provincial and municipal tax or information returns required to be filed by the Partnership and all financial statements required by each Partner to enable the filing of any tax or information return which is required to be filed by such Partner.

5.8 Set-off

The Partnership may set off any of its obligations to make distributions to any of the Partners against any liabilities or obligations of such Partners to the Partnership under this Agreement.

5.9 Distribution of Assets

Notwithstanding Section 5.2, where assets of the Partnership are distributed in kind to a Partner and the distribution results in Income for Tax Purposes or Loss for Tax Purposes to the Partnership, for the purposes of computing the Income for Tax Purposes or Loss for Tax Purposes of a Partner, the income or amount shall be allocated to the Partner receiving the distribution, unless the Partners otherwise agree.

5.10 Default on Senior Indebtedness

No distributions on the Partnership Units shall be made by the Partnership or received by the Partners, whether in cash, property or securities by set-off or otherwise, if at the time of such distribution or immediately after giving effect thereto, there shall exist under any Senior Indebtedness or any agreement or instrument pursuant to which any Senior Indebtedness is outstanding, any event of default or any default, condition, event or act which with notice, lapse of time, or both, would constitute an event of default thereunder.

5.11 Default by the Initial Limited Partner to Make Payment

At any time CDPQ holds Common LP Units, in the event of a default by the Initial Limited Partner to make any payment of (a) amounts owing to the Partnership under the Initial Limited Partner’s indemnification obligations under the Acquisition Agreement, or (b) amounts owing to the Partnership under the indemnity for early termination provided for at section 10.6 of the O&M Agreement, provided that such amounts are liquidated and due as acknowledged in writing by the Initial Limited Partner or as determined by an enforceable, final and non appealable arbitration ruling or judicial decision, the Partnership shall have the right to offset any declared but unpaid distributions payable to the Initial Limited Partner on its Common LP Units against any such amounts owing by the Initial Limited Partner to the Partnership pursuant thereto. In addition, in such event, the Partnership can also suspend the payment of any further distributions to the Initial Limited Partner until the Initial Limited Partner has fully remedied such payment default. In the event that any amounts referred to in clause (a) of this Section 5.11 remain unpaid at the time the Initial Limited Partner becomes bankrupt under the Bankruptcy and Insolvency Act (Canada), the payment of such amounts, to the extent not satisfied by offset as described above, shall be satisfied by the issuance of a number of Common LP Units to CDPQ calculated using the following formula:

X =	(A + B) x (0.25 x C)
(A x V) - (0.25 x C)

where:

X =	number of additional Common LP Units to be issued to CDPQ

A =	number of Common LP Units initially held by the Initial Limited Partner, i.e., 14,250,000

B =	number of Common LP Units initially held by CDPQ, i.e., 4,750,000

C =	dollar amount of claim

V =	value of each Common LP Unit as at Closing, i.e., $10/unit, adjusted to take into account any increase in the per unit value of the equity of the Partnership resulting from (1) the acquisition of additional assets by the Partnership or (2) the reduction of the Partnership’s net indebtedness.

It is agreed that the foregoing formula is based on the following assumptions:

1. 25% of the claim made by the Partnership which remains unpaid by the Initial Limited Partner is incurred by CDPQ;

2. CDPQ is indemnified for its loss by being issued LP Units, based on the per unit value at the time of its initial investment (adjusted to take into account the acquisition of additional assets by the Partnership or the reduction of its net indebtedness);

3. it is impossible for the Initial Limited Partner to transfer LP Units and, consequently, a dilution mechanism is put in place to achieve the same results; and

4. as a result of applying such formula, the number of LP Units and the value of the equity interest held by CDPQ increases, while the number of LP Units held by the Initial Limited Partner remains unchanged and the value of the Initial Limited Partner’s equity interest in the Partnership decreases.

For greater certainty, the parties acknowledge and agree that the right of CDPQ to receive additional Common LP Units as provided in this section 5.11 is personal to CDPQ and may not be assigned to any third party, except to a Permitted Transferee of CDPQ.

ARTICLE 6

POWERS, DUTIES AND OBLIGATIONS OF GENERAL PARTNER

6.1 Powers, Duties and Obligations

(a)	The General Partner has:

(i)	unlimited liability for the debts, liabilities and obligations of the Partnership;

(ii)	subject to the terms of this Agreement and the Securityholders’ Agreements and to any applicable limitations set out in the Act, the full and exclusive right, power and authority to manage, control, administer and operate the business and affairs of the Partnership and to make decisions regarding the undertaking and business of the Partnership; and

(iii)	subject to the terms of this Agreement and the Securityholders’ Agreements, the full and exclusive right, power and authority to do any act, take any proceeding, make any decision and execute and deliver any instrument, deed, agreement or document necessary for or incidental to carrying out objects, purposes and the business of the Partnership for and on behalf of and in the name of the Partnership.

(b)	Subject to the terms and conditions of this Agreement, an action taken by the General Partner on behalf of the Partnership is deemed to be the act of the Partnership and binds the Partnership.

(c)	Notwithstanding anything to the contrary herein contained, all material transactions or agreements entered into by the Partnership, other than those agreements entered into in connection with the formation of the Partnership must be approved by the General Partner.

(d)	The authority and power vested in the General Partner to manage the business and affairs of the Partnership will include all authority necessary or incidental to make all decisions regarding the Partnership, to bind the Partnership in respect of any such decision, to carry out the objects, purposes and business of the Partnership including the ability to engage agents to assist the General Partner in carrying out, and the ability to delegate all of, its management obligations and administrative functions, including as contemplated in the O&M Agreement.

(e)	The General Partner will take all actions necessary to ensure that the Partnership constitutes a “Canadian partnership” at all times for the purposes of the Tax Act and does not constitute a “tax shelter investment” for the purposes of the Tax Act.

(f)	The General Partner will take all reasonable actions necessary to maintain the limited liability of the limited partners of the Partnership.

6.2 Specific Powers and Duties of General Partner

Without limiting the generality of Section 6.1, the General Partner shall have full power and authority for and on behalf of and in the name of the Partnership to:

(a)	negotiate, execute and perform all agreements which require execution by or on behalf of the Partnership involving matters or transactions with respect to the Business (and those agreements may limit the liability of the Partnership to the assets of the Partnership, with the other party to have no recourse to the assets of the General Partner, even if the same results in the terms of the agreement being less favourable to the Partnership);

(b)	open and manage bank accounts in the name of the Partnership and spend the capital of the Partnership in the exercise of any right or power exercisable by the General Partner under this Agreement;

(c)	subject to Section 6.4, borrow funds or incur indebtedness or liabilities in the name of the Partnership from time to time from the General Partner or its affiliates or associates, or from any recognized financial institutions selected by the General Partner and guarantee the payment and performance of the obligations of any subsidiary of the Partnership;

(d)	issue Common LP Units or Preferred LP Units to Limited Partners as contemplated in this Agreement;

(e)	make distributions of Distributable Cash;

(f)	issue debt and/or debt instruments of the Partnership from time to time;

(g)	mortgage, charge, assign, hypothecate, pledge or otherwise create a security interest in all or any property of the Partnership or any affiliate of the Partnership now owned or later acquired, to secure any present and future borrowings, indebtedness or liabilities or guarantees and related expenses of the Partnership or any subsidiary of the Partnership, and to sell all or any of that property pursuant to a foreclosure or other realization upon the foregoing encumbrances;

(h)	manage, control and develop all the activities of the Partnership and take all measures necessary or appropriate for the Business of the Partnership or ancillary to the Business and may, from time to time, in its sole discretion propose combinations with other partnerships or other entities, which proposal(s) will be subject to requisite approval by the Partners;

(i)	incur all costs and expenses in connection with the Partnership or relating to the Business of the Partnership;

(j)	employ, retain, engage or dismiss from employment, personnel, agents, representatives or professionals with the powers and duties upon the terms and for the compensation as in the discretion of the General Partner may be necessary or advisable in the carrying on of the Business of the Partnership;

(k)	engage agents, including any affiliate or associate of the General Partner (including the Initial Limited Partner), to provide goods or services to the Partnership or otherwise assist the General Partner to carry out its management obligations to the Partnership (provided that, if the Partnership is to reimburse the General Partner for the costs and expenses of those goods or services, the General Partner reasonably believes the costs of those goods or services are fair and reasonable to the Partnership) or subcontract administrative functions to any affiliate or associate of the General Partner (including the Initial Limited Partner) or any of their respective affiliates or associates;

(1)	invest cash assets of the Partnership that are not immediately required for the Business of the Partnership in any investment approved by the General Partner in its sole discretion;

(m)	acquire, hold, transfer, vote or otherwise deal with securities of entities engaged primarily in the Business;

(n)	maintain, improve or change any assets from time to time of the Partnership;

(o)	see to the sound management of the Partnership, and to manage, control and develop all the activities of the Partnership and take all measures necessary or appropriate for the Business of the Partnership or ancillary thereto;

(p)	act as attorney-in-fact or agent of the Partnership in disbursing and collecting moneys for the Partnership, paying debts and fulfilling the obligations of the Partnership and handling and settling any claims of the Partnership;

(q)	commence or defend any action or proceeding by, against or in connection with the Partnership;

(r)	file returns or other documents (including tax returns) required by any Governmental Authority or like authority;

(s)	retain legal counsel, experts, advisors or consultants as the General Partner considers appropriate and rely upon the advice of those Persons;

(t)	acquire or, subject to Section 8.16, dispose of assets of the Partnership;

(u)	enter into hedge contracts (including, without limitation, electricity hedge contracts) or similar arrangements to permit the Partnership to mitigate or eliminate the Partnership’s exposure to interest rate, foreign exchange or other risks associated with the Business;

(v)	enter into and perform the obligations of the Partnership under the Securityholders’ Agreements;

(w)	do anything that is in furtherance of or incidental to the Business of the Partnership or that is provided for in this Agreement;

(x)	execute, acknowledge and deliver the documents necessary to effectuate any or all of the foregoing or otherwise in connection with the Business of the Partnership;

(y)	file any tax elections, forms or similar documents on behalf of the Partnership and (to the extent necessary) on behalf of the Partners under the Tax Act or any other tax legislation;

(z)	apply for, hold and maintain all licences, permits, authorizations, registrations, certificates and approvals required under applicable law to conduct the Business;

(aa)	obtain any insurance coverage; and

(bb)	carry out the objects, purposes and Business of the Partnership.

No Persons dealing with the Partnership will be required to enquire into the authority of the General Partner to do any act, take any proceeding, make any decision or execute and deliver any instrument, deed, agreement or document for or on behalf of or in the name of the Partnership. The General Partner will make all reasonable efforts to insert, and to cause agents of the Partnership to insert, the following clause in any contracts or agreements to which the Partnership is a party or by which it is bound:

“The parties hereto acknowledge that ACH Limited Partnership is a limited partnership formed under the laws of the Province of Manitoba, a limited partner of which is only liable for any of its liabilities or any of its losses to the extent of the amount that the limited partner has contributed or agreed to contribute to the capital of the limited partnership and the limited partner’s pro rata share of any undistributed income. The parties hereto acknowledge that the obligations of ACH Limited Partnership shall not be personally binding upon, nor shall resort be had to, the property of any of the limited partners, their heirs, successors and assigns, and that resort shall only be had to the property of ACH Limited Partnership or the property of its general partner. Abitibi-Consolidated Hydro Inc. is the sole general partner of the limited partnership and [INSERT NAMES OF LIMITED PARTNERS] are the limited partners of the limited partnership.”

6.3 Restrictions upon the General Partner

The General Partner’s powers and authorities do not extend to any powers, actions or authority enumerated or referred to in Section 8.16 unless and until the requisite Special Resolution is passed by the applicable Partners. In addition, the General Partner will not:

(a)	commingle the funds of the Partnership with its own funds or the funds of any of its affiliates or associates or any other Person;

(b)	dissolve the affairs of the Partnership, except in accordance with the provisions of Article 11; or

(c)	except as permitted by Section 6.19, assign, transfer or otherwise dispose of its entire interest as General Partner without the approval of the Limited Partners.

6.4 Borrowings

The General Partner (and its affiliates or associates) or any Limited Partner (and its affiliates or associates) may, but will not be obligated to, advance or loan to the Partnership funds which may be necessary for the payment of operating expenses of the Partnership or for any other purpose. The rate of interest and any other expenses relative to those advances or borrowings will not materially exceed that which the Partnership could obtain from a Canadian chartered bank with respect to similar borrowings.

6.5 Exercise of Duties

The General Partner covenants that it will exercise its powers and discharge its duties under this Agreement honestly, in good faith, and in the best interests of the Partnership, that it will act with fairness toward the Partnership and the Limited Partners, and that it will exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Furthermore, the General Partner covenants that it will maintain the confidentiality of financial and other information and data which it may obtain through or on behalf of the Partnership, the disclosure of which may adversely affect the interests of the Partnership or a Limited Partner.

6.6 Limitation of Liability

The General Partner is not personally liable for the return of any Capital Contribution made by a Limited Partner to the Partnership. Moreover, notwithstanding anything else contained in this Agreement, but subject to Section 2.16, neither the General Partner nor its officers, directors, shareholders, employees or agents are liable, responsible for or accountable in damages or otherwise to the Partnership or a Limited Partner for an action taken or failure to act on behalf of the Partnership within the scope of the authority conferred on the General Partner by this Agreement or by law unless the act or omission constituted gross negligence or wilful misconduct of the General Partner in performing its obligations under this Agreement.

6.7 Indemnity of General Partner

(a)	To the fullest extent permitted by law, but subject to the limitations expressly provided in this Agreement, the General Partner, any Departing Partner, any Person who is or was an officer, director, employee, partner, agent or trustee of the General Partner or any Departing Partner, or any Person who is or was serving at the request of the General Partner or any Departing Partner as a director, officer, employee, partner, agent or trustee of another Person (collectively, an “Indemnitee”) will be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses on a full indemnity basis), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as:

(i)	the General Partner or a Departing Partner; or

(ii)	an officer, director, employee, partner, agent or trustee of the General Partner or any Departing Partner; or

(iii)	a Person serving at the request of the General Partner or any Departing Partner as a director, officer, employee, agent or trustee of another Person;

provided, that

(iv)	in each case the Indemnitee acted honestly and in good faith with a view to the best interests of the Partnership;

(v)	in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the Indemnitee had reasonable grounds for believing its conduct was lawful; and

(vi)	no indemnification pursuant to this Section 6.7 will be available to an Indemnitee where the Indemnitee has been adjudged by a final decision of a court of competent jurisdiction in any Province of Canada or final arbitration ruling that is no longer appealable to have been grossly negligent in the performance of its obligations under this Agreement. The termination of any action, suit or proceeding by judgment, order, settlement or conviction will not create a presumption that the Indemnitee acted in a manner contrary to that specified above.

Any indemnification pursuant to this Subsection 6.7(a) will be made only out of the assets of the Partnership.

(b)	To the fullest extent permitted by law, expenses (including legal fees and expenses on a full indemnitee basis) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding will, from time to time, be advanced by the Partnership prior to the final disposition of any claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay that amount if it is determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.7.

(c)	The indemnification provided by this Section 6.7 will be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, as to actions in the Indemnitee’s capacity as:

(i)	the General Partner or a Departing Partner;

(ii)	an officer, director, employee, partner, agent or trustee of the General Partner or any Departing Partner; or

(iii)	a Person serving at the request of the General Partner or any Departing Partner as a director, officer, employee, agent or trustee of another Person,

(iv)	and will continue as to an Indemnitee who has ceased to serve in that capacity.

(d)	The Partnership may purchase and maintain (or reimburse the General Partner or its affiliates for the cost of) insurance, on behalf of those Persons as the General Partner determines, against any liability that may be asserted against or expense that may be incurred by that Person in connection with the Partnership’s activities, whether or not the Partnership would have the power to indemnify those Persons against those liabilities under the provisions of this Agreement.

(e)	The General Partner will hold the benefit of this indemnity in trust and as agent for the Indemnitees.

6.8 Liability of Indemnitees

(a)	Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership or the Partners or their respective successors and assigns for losses sustained or liabilities incurred as a result of any error of judgment or any act or omission, provided the Indemnitee acted in good faith, unless such Indemnitee’s actions constituted gross negligence, wilful misconduct or fraud.

(b)	The General Partner may exercise any of the powers or authority granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents (as contemplated hereby), and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

6.9 Reimbursement of General Partner

The Partnership will reimburse the General Partner for all direct costs and expenses, excluding any recoverable applicable taxes, incurred by the General Partner in the performance of its duties under this Agreement on behalf of the Partnership.

6.10 Resolution of Conflicts of Interest

Whenever a potential conflict of interest exists or arises between the Initial Limited Partner or any of its affiliates (other than the Partnership and the General Partner), on the one hand, and the Partnership or the General Partner, on the other hand, any resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, or of any standard of care or duty stated or implied by law, if such resolution or course of action is made or taken in accordance with the provisions of the Securityholders’ Agreements.

6.11 Other Matters Concerning the General Partner

(a)	The General Partner may rely and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)	The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by it, and any act taken or omitted in reliance upon the opinion (including an opinion of counsel, who may be an employee of the General Partner or the Partnership) of any of those Persons as to matters that the General Partner reasonably believes to be within that Person’s professional or expert competence will be conclusively presumed to have been done or omitted in good faith and in accordance with that opinion.

(c)	The General Partner has the right, in respect of any of its powers, authorities or obligations under this Agreement, to act through any of its duly authorized officers.

6.12 Indemnity of Partnership

The General Partner hereby indemnifies and holds harmless the Partnership and each Limited Partner from and against all costs, expenses, damages or liabilities suffered or incurred by the Partnership or any Limited Partner by reason of an act of wilful misconduct, gross negligence or fraud by the General Partner or of any act or omission not believed by the General Partner in good faith to be within the scope of the authority conferred on the General Partner by this Agreement.

6.13 Removal of the General Partner

(a)	Except as provided for in this Section 6.13, the General Partner may not be removed as a general partner of the Partnership.

(b)	Upon the passing of any resolution of the directors or shareholders of the General Partner requiring or relating to the bankruptcy, dissolution, liquidation or winding-up or the making of any assignment for the benefit of creditors of the General Partner, or upon the appointment of a receiver of the assets and undertaking of the General Partner where such appointment is not revoked or withdrawn within 15 days of the appointment, or upon the General Partner failing to maintain its status under Subsections 2.9(a) and 2.9(g), the General Partner will cease to be qualified to act as a general partner under this Agreement and will be deemed to have been removed as a general partner of the Partnership and, if such removal would result in the Partnership having no General Partner, a new General Partner (a “New General Partner”) will be appointed by the Limited Partners by a Special Resolution within 180 days of receipt of written notice of that event (which written notice will be provided by the General Partner promptly upon the occurrence of that event) provided that the successor General Partner must have the same ownership and governance structure as the General Partner and agrees to act as general partner of the Partnership and the General Partner will not cease to be the General Partner until the earlier of the appointment of a successor General Partner and the expiry of the 180 day period.

(c)	The General Partner may also be removed if the General Partner has committed a material breach of this Agreement which breach has continued for 30 days after notice of such breach, and as long as the removal is approved by a Special Resolution pursuant to Subsection 8.16(a) and another General Partner exists at the time of such removal or a successor general partner agrees to act as General Partner. Any removal of the General Partner by the Limited Partners under this Subsection 6.13(c) that would result in the Partnership having no general partner must also provide for the election and admission of a New General Partner approved by a Special Resolution. Any removal under this Subsection 6.13(c) will be effective immediately upon such removal, where another General Partner exists, or concurrently with the election and admission of the successor general partner to the Partnership, where such removal would result in the Partnership having no general partner.

6.14 Voluntary Withdrawal of the General Partner

The General Partner may resign, with the prior written consent of all Limited Partners, which resignation will become effective upon the date agreed upon by the General Partner and the Limited Partners; provided, however, where the resignation of the General Partner would result in the Partnership having no general partner, the resignation will not become effective until the earlier of:

(a)	the appointment of a New General Partner by the Limited Partners pursuant to a Special Resolution; and

(b)	180 days following the consent of all Limited Partners;

and provided further that Limited Partners will not consent to the resignation of the General Partner if the effect would be to dissolve the Partnership. The General Partner may withdraw its resignation at any time prior to the effective date of resignation upon written notice to the Limited Partners.

6.15 Condition Precedent

As a condition precedent to the removal of the General Partner, the Partnership will pay all amounts payable by the Partnership to the General Partner pursuant to this Agreement and accrued to the date of removal subject to the payment of all liabilities of the General Partner to the Partnership.

6.16 Transfer to New General Partner

On the admission of a New General Partner, if any, to the Partnership on the resignation or removal of the General Partner, the resigning General Partner, or General Partner being removed, will do all things and take all steps to transfer the administration, management, control and operation of the business of the Partnership, the books, records and accounts of the Partnership to the New General Partner and will execute and deliver all deeds, certificates, declarations and other documents necessary or desirable to effect that transfer in a timely fashion.

6.17 General Partner to be Held Harmless by Partnership

On the resignation or removal of the General Partner, the Partnership will hold harmless the General Partner resigning or being removed, from any costs, expenses, damages or liabilities suffered or incurred by the General Partner as a result of or arising out of events which occur in relation to the Partnership after that resignation or removal.

6.18 New General Partner

A New General Partner must not be a “non-resident” of Canada within the meaning of the Tax Act. The New General Partner will become a party to this Agreement and the Securityholders’ Agreements by signing a counterpart to such agreements and will agree to be bound by all of the provisions of the agreements and to assume the obligations, duties and liabilities of the General Partner under the agreements as from the date the New General Partner becomes a general partner.

6.19 Transfer of General Partner Interest

The General Partner may not, without the prior written approval of the Limited Partners by way of Special Resolution, transfer its general partner interest in the Partnership.

6.20 Fiduciary Duties and Liabilities

The provisions of this Agreement are intended by the parties to replace entirely any duties (including fiduciary duties) and liabilities relating thereto that at law or in equity any Partner or any other Person might otherwise have to another Partner or other Person, and the parties hereby specifically agree that no Partner or any other Person shall have any duties (including fiduciary duties) and liabilities relating thereto to any other Partner or other Person that derive from the Act, the common law or any other law or principle of equity and the only duties and obligations of the Partners and other Persons shall be as expressly set forth in this Agreement.

ARTICLE 7

FINANCIAL INFORMATION

7.1 Books and Records

The General Partner shall keep, or cause to be kept on behalf of the Partnership, during the term of the Partnership and for a period of six years thereafter (or any other period required by any statute), at the registered office of the General Partner, books of proper and complete accounts, records and registers of the operations and affairs of the Partnership, including the Record. Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard disks, magnetic tape, or any other information storage device, provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with Canadian generally accepted accounting principles.

7.2 Right to Inspect Partnership Books and Records

(a)	In addition to other rights provided by this Agreement or by applicable law, and except as limited by Subsection 7.2(b), each Limited Partner has the right, for a purpose reasonably related to that Limited Partner’s own interest as a limited partner in the Partnership, upon reasonable demand and at that Limited Partner’s own expense, to receive:

(i)	a current list of the name and last known address of each Limited Partner;

(ii)	copies of this Agreement, the Declaration, the Record and amendments to those documents;

(iii)	copies of all documents filed by the Partnership with a securities regulatory authority in Canada or a stock exchange upon which the LP Units are listed for trading;

(iv)	copies of minutes of meetings of the Partners; and

(v)	any other information regarding the affairs of the Partnership as is just and reasonable.

(b)	Notwithstanding Subsection 7.2(a), the General Partner may keep confidential from the Limited Partners for any period of time as the General Partner deems reasonable, any information of the Partnership (other than information referred to in clause (ii) or clause (iv) of Subsection 7.2(a)), which, in the reasonable opinion of the General Partner, should be kept confidential in the interests of the Partnership or that the Partnership is required by law or by agreements with third parties to keep confidential.

7.3 Income Tax Information

The General Partner will send or cause to be sent to each Person who was a Limited Partner:

(a)	on the last day of a Distribution Period in any Fiscal Year, or

(b)	at the date of dissolution of the Partnership,

within 5 months of the following year or within 5 months of dissolution, as the case may be, or within any other shorter period as may be required by applicable law, all information, in suitable form, relating to the Partnership necessary for a Person to prepare that Person’s Canadian federal and provincial income tax returns. The General Partner will file, on behalf of itself and the Limited Partners, annual information returns and any other information returns required to be filed under the Tax Act and any other applicable tax legislation in respect of the Partnership.

7.4 Accounting Policies

The General Partner is authorized to establish, from time to time, accounting policies with respect to the financial statements of the Partnership and to change, from time to time, any policy that has been so established, provided that such policies are consistent with generally accepted accounting principles and this Agreement.

7.5 Financial Statements

The Partnership shall maintain separate financial statements from each of the Partners and the Partnership shall provide to each of the Partners copies of its unaudited quarterly financial statements no later than 45 days following each of the first three fiscal quarters each year and copies of its audited annual financial statements no later than 90 days following each fiscal year end, in each case prepared in accordance with Canadian generally accepted accounting principles.

7.6 Appointment of Auditor

The General Partner shall appoint PricewaterhouseCoopers LLP, or some other member of the Canadian Institute of Chartered Accountants in good standing, the auditors of the Partnership. The Auditor may be replaced or a new auditor appointed by the General Partner.

ARTICLE 8

MEETINGS OF THE LIMITED PARTNERS

8.1 Requisitions of Meetings

The General Partner may call a general meeting of Partners at any time and place as it deems appropriate in its absolute discretion for the purpose of considering any matter set out in the notice of meeting. In addition, where Limited Partners holding not less than 10% of the outstanding LP Units in number (the “Requisitioning Partners”) give notice signed by each of them to the General Partner, requesting a meeting of the Partners, the General Partner will, within 30 days of receipt of that notice, convene a meeting, and if it fails to do so, any Requisitioning Partner may convene a meeting by giving notice in accordance with this Agreement. Every meeting of Partners, however convened, will be conducted in accordance with this Agreement.

8.2 Place of Meeting

Every meeting of Partners will be in any place in Canada as the General Partner (or Requisitioning Partners, if the General Partner fails to call the meeting in accordance with Section 8.1) may designate from time to time.

8.3 Notice of Meeting

Notice of any meeting of Partners will be given to each Limited Partner not less than 10 days (but not more than 30 days) prior to the meeting, and will state:

(a)	the time, date and place of the meeting; and

(b)	in general terms, the nature of the business to be transacted at the meeting in sufficient detail to permit a Partner to make a reasoned decision on that business.

Notice of an adjourned meeting of Partners need not be given if the adjourned meeting is held within 14 days of the original meeting. Otherwise, but subject to Section 8.12, notice of adjourned meetings will be given not less than 10 days in advance of the adjourned meeting and otherwise in accordance with this section, except that the notice need not specify the nature of the business to be transacted if unchanged from the original meeting.

8.4 Record Dates

For the purpose of determining the Limited Partners who are entitled to vote or act at any meeting of Partners or any adjournment of a meeting, or for the purpose of any other action, the General Partner may from time to time cause the transfer books of the Partnership to be closed for a period, not exceeding 10 days, as the General Partner may determine or, without causing the transfer books to be closed, the General Partner may fix a date not more than 30 days prior to the date of any meeting of Partners or other action as a record date for the determination of Limited Partners entitled to vote at that meeting or any adjournment of the meeting or to be treated as Limited Partners of record for purposes of any other action, and any Limited Partner who was a Limited Partner at the time so fixed will be entitled to vote (if applicable) at the meeting or any adjournment of the meeting even though that Limited Partner has since that date disposed of the Limited Partner’s LP Units, and no Limited Partner becoming a Limited Partner after that fixed date will be a Limited Partner of record for purposes of that action. A Person will be a Limited Partner of record at the relevant time if the Person’s name appears in the Record, as amended and supplemented, at that time.

8.5 Proxies

Any Limited Partner entitled to vote at a meeting of Partners may vote by proxy if a form of proxy has been received by the General Partner or the chairperson of the meeting for verification prior to the time fixed by the General Partner preceding the meeting, or any adjournment of the meeting.

8.6 Validity of Proxies

A proxy purporting to be executed by or on behalf of a Limited Partner will be considered to be valid unless challenged at the time of or prior to its exercise. The Person challenging the proxy will have the burden of proving to the satisfaction of the chairperson of the meeting that the proxy is invalid and any decision of the chairperson concerning the validity of a proxy will be final.

8.7 Form of Proxy

Every proxy will be substantially in the form as may be approved by the General Partner or as may be satisfactory to the chairperson of the meeting at which it is sought to be exercised.

8.8 Revocation of Proxy

A vote cast in accordance with the terms of an instrument of proxy will be valid notwithstanding the previous death, incapacity, insolvency or bankruptcy of the Limited Partner giving the proxy or the revocation of the proxy unless written notice of that death, incapacity, insolvency, bankruptcy or revocation has been received by the chairperson of the meeting prior to the commencement of the meeting.

8.9 Entities

A Limited Partner that is not an individual may appoint an officer, director or other Person as its representative to attend, vote and act on its behalf at a meeting of Partners.

8.10 Attendance of Others

Any officer or director of the General Partner, legal counsel for the General Partner and the Partnership and representatives of the Auditor will be entitled to attend any meeting of Partners. The General Partner has the right to authorize the presence of any Person at a meeting regardless of whether the Person is a Partner, and, with the approval of the General Partner, any such Person is entitled to address the meeting.

8.11 Chairperson

The General Partner may nominate a Person (who need not be a Limited Partner), including an officer or director of the General Partner, to be chairperson of a meeting of Partners and the Person nominated by the General Partner will be chairperson of that meeting unless the Partners elect another chairperson by Special Resolution.

8.12 Quorum

A quorum at any meeting of Partners will consist of one or more Partners holding LP Units present in person or by proxy. If, within half an hour after the time fixed for the holding of the meeting, a quorum for the meeting is not present, the meeting:

(a)	if called by or on the requisition of Limited Partners, will be terminated; and

(b)	if called by the General Partner, may thereafter be held on 10 days’ prior written notice to all of the Limited Partners of the second meeting to transact the business set forth in the original notice in respect of that meeting and at the reconvened meeting the quorum will consist of the Partners then present in person or represented by proxy.

8.13 Voting Procedure

(a)	Every question submitted to a meeting of Partners:

(i)	which requires a Special Resolution under this Agreement will be decided by a poll; and

(ii)	which does not require a Special Resolution will be decided by an Ordinary Resolution on a show of hands unless otherwise required by this Agreement or a poll is demanded by a Partner, in which case a poll will be taken;

and, in the case of an equality of votes, the chairperson will not have a casting vote and the resolution will be deemed to be defeated. The chairperson will be entitled to vote in respect of any LP Units held by the chairperson or for which the chairperson may be a proxyholder. On any vote at a meeting of Partners, a declaration of the chairperson concerning the result of the vote will be conclusive. Any Limited Partner who is in default in payment of the subscription price for that Limited Partner’s Units will not be entitled to vote in respect of those LP Units.

(b)

On a poll each Person present at the meeting will have one vote for each LP Unit in respect of which the Person is shown on the Record as a Limited Partner at the record date and for each LP Unit in respect of which the Person is the proxyholder. Each Partner present at the meeting and entitled to vote at the meeting will have one vote on a show of hands. If LP Units are held jointly by two or more Persons and only one of them is present or represented by proxy at a meeting of Unitholders, that Unitholder may, in the absence of the other or others, vote with respect to those Units, but if more than one of them is present or represented by proxy, they will vote together on the whole LP Units held jointly.

(c)	The General Partner, as general partner, shall be entitled to one vote on any poll or on a show of hands at any meeting of Partners.

(d)	Notwithstanding any provision of this Agreement, in the event that any matter to be voted upon affects the rights, benefits or entitlements of the holders of a class of LP Units differently and adversely than the holders of any other class of LP Units, then, the holders of LP Units shall be entitled to vote separately by class.

8.14 Poll

A poll requested or required will be taken at the meeting of Partners or an adjournment of the meeting in any manner as the chairperson directs.

8.15 Powers of Limited Partners; Resolutions Binding

Subject to the terms of the Securityholders’ Agreements, the Limited Partners will have only the powers set out in this Agreement and any additional powers provided by law. Subject to the foregoing sentence, any resolution passed in accordance with this Agreement will be binding on each Partner and that Partner’s respective heirs, executors, administrators, successors and assigns, whether or not that Partner was present in person or voted against any resolution so passed.

8.16 Powers Exercisable by Special Resolution

Subject to Section 8.17 and the terms of the Securityholders’ Agreements, in addition to those powers which are only exercisable by Special Resolution as provided elsewhere in this Agreement (including, without limitation, as provided in Section 6.3, Subsections 6.13(a) and (c) and 6.14(a), Sections 6.19 and 8.11), the following powers will only be exercisable by Special Resolution passed by the Partners entitled to vote at the meeting (including the affirmative vote of the General Partner with respect to Subsections 8.16(d), 8.16(f) and 8.16(g)):

(a)	removing the General Partner where the General Partner has committed a material breach of this Agreement, which breach has continued for 30 days after notice and, if such removal would result in the Partnership having no general partner, electing a New General Partner as provided in Subsection 6.13(c);

(b)	waiving any default, other than in respect of any insolvency, receivership or bankruptcy of the Partnership, on the part of the General Partner on those terms as the Limited Partners may determine and releasing the General Partner from any claims in respect thereof;

(c)	amending, modifying, altering or repealing any Special Resolution previously passed by Unitholders;

(d)	a merger, arrangement, consolidation or similar transaction involving the Partnership, except for a merger or consolidation involving only the Partnership and its affiliates;

(e)	selling, leasing or exchanging all or substantially all of the assets or property of the Partnership other than in connection with an internal reorganization;

(f)	a consolidation, subdivision or reclassification of the LP Units;

(g)	electing the chairperson of a meeting of Partners as provided in Section 8.11;

(h)	continuing the Partnership if the Partnership is terminated by operation of law;

(i)	requiring the General Partner on behalf of the Partnership to enforce any obligation or covenant on the part of any Limited Partner;

(j)	adding to, changing or removing any right, privilege, restriction or condition attaching to the LP Units which may reasonably be considered materially adverse to the holders of the LP Units; and

(k)	consenting to any judgement entered in a court of competent jurisdiction against the Partnership.

8.17 Conditions to Action by Limited Partners

The right of the Limited Partners to amend this Agreement, to dissolve the Partnership or to remove the General Partner and to admit a replacement or to exercise any of the powers set out in Section 8.16 or to approve or initiate the taking of, or take, any other action at any meeting of Partners will not come into existence or be effective in any manner unless and until, if requested by written notice of a Limited Partner to the General Partner prior to the exercise of any right or the taking of any action, the Partnership has received an opinion of counsel (who may be an employee of the General Partner or the Partnership) advising the Limited Partners (at the expense of the Limited Partners) as to the effect that the exercise of those rights or the taking of those actions may have on the limited liability of any Limited Partners other than those Limited Partners who have initiated that action, each of whom expressly acknowledges that the exercise of the right or the taking of the action may subject each of those Limited Partners to liability as the General Partner.

8.18 Minutes

The General Partner will cause minutes to be kept of all proceedings and resolutions at every meeting and will cause all minutes and all resolutions of the Partners consented to in writing to be made and entered in books to be kept for that purpose. Any minutes of a meeting signed by the chairperson of the meeting will be deemed prima facie evidence of the matters stated in them and the meeting will be deemed to have been duly convened and held and all resolutions and proceedings shown in them will be deemed to have been duly passed and taken.

8.19 Additional Rules and Procedures

To the extent that the rules and procedures for the conduct of a meeting of the Partners are not prescribed in this Agreement, the rules and procedures will be determined by the General Partner.

ARTICLE 9

REGISTRATION RIGHTS

9.1 Demand Registration Rights

(a)

At any time on or after the seventh (7th) anniversary of the Closing, CDPQ may request that the Partnership uses its commercial best efforts to make an underwritten Public Distribution of securities in Canada in which CDPQ shall sell all (subject to underwriter cutbacks) of its equity interests in the Partnership or in the corporate entity resulting from any conversion of the Partnership into a corporation in connection with such underwritten Public Distribution (the “Demand Registration”), by giving written notice of such Demand Registration to the Partnership. The Partnership shall, subject to applicable Securities Laws, use its commercial best efforts to file one or more Prospectuses under Securities Laws in order to permit the Public Distribution in Canada of all of CDPQ’s equity interests in LP or in the corporate entity resulting from any conversion of the Partnership into a corporation in connection with such underwritten Public Distribution. The parties shall cooperate in a timely manner in connection with such disposition and the procedures in Schedule “E” shall apply.

(b)	The Partnership shall not be obliged to effect:

(1)	more than one Demand Registration pursuant to a long-form Prospectus provided the Distribution related thereto has been completed or more than two Demand Registrations in any 12-month period as requested by CDPQ pursuant to 9.1;

(2)	a Demand Registration in the event the board of directors of the General Partner determines in its good faith judgment that (i) either (A) the effect of the filing of a Prospectus would impede the ability of the Partnership to consummate a significant transaction; or (B) there exists at the time material non-public information relating to the Partnership the disclosure of which would be adverse to the Partnership, and (ii) it is therefore in the best interests of the Partnership to defer the filing of a Prospectus at such time, in which case the Partnership’s obligations under this 9.1 will be deferred provided that any such deferral cannot exceed 90 days from the date of receipt of the request of CDPQ for a Demand Registration.

(c)	Any request by CDPQ pursuant to 9.1 hereof shall:

(1)	express the intention of CDPQ to offer such securities; and

(2)	contain the undertaking of CDPQ to provide all such information regarding its holdings and the proposed manner of distribution thereof as may be required in order to permit the Partnership to comply with all Securities Laws.

9.2 Piggy-Back Registration Rights

(a)	In the event of a Public Distribution of securities of the Partnership other than at CDPQ’s request, CDPQ shall have the option but not the obligation to sell all or any portion (subject to underwriter approval and cutbacks) of its equity interests in the Partnership as part of such Public Distribution.

(b)	The Partnership will, at that time, promptly give CDPQ written notice of the proposed Public Distribution. Upon the written request of CDPQ given within ten (10) Business Days after mailing of that notice by the Partnership, the Partnership will use its commercial best efforts to, in conjunction with the proposed Public Distribution, cause to be included in such Public Distribution all or any portion of the equity interests that CDPQ has requested to be included in such Public Distribution pursuant to the Securities Laws (the “Piggy-Back Registration”) unless the lead underwriter or underwriters for the Partnership determine that including such securities in the Public Distribution would materially adversely affect the Partnership’s Public Distribution. If the underwriters make such a determination, the Partnership shall include in such registration (i) first, the number of securities the Partnership proposes to sell, (ii) second, the number of securities requested to be included in such registration by CDPQ. The parties shall cooperate in a timely manner in connection with such disposition and the procedures in Schedule “E” shall apply.

(c)	If at any time after giving written notice of its intention to file a Prospectus in respect of any securities and prior to the issuance of a receipt for the final Prospectus, the Partnership determines for any reason not to continue or to delay, at its election, completion of Public Distribution of such securities, the Partnership may give written notice of such determination to CDPQ, and:

(A)	in the case of a determination not to complete a Public Distribution, will be relieved of its obligation to complete such abandoned Public Distribution, without prejudice, however, to the rights of CDPQ under 9.1 or 9.4; and

(B)	in the case of a determination to delay a Public Distribution, will be permitted to delay the completion of the Public Distribution of securities for the same period as the delay in Public Distribution of its LP Units.

9.3 Conditions of the Demand Registration Rights and Piggy-Back Registration Rights

The foregoing Demand Registration rights and Piggy-Back Registration rights (collectively the “Registration Rights”) shall be subject to the following conditions:

(a)	The Initial Limited Partner shall have the right to select the underwriters provided that such selection shall also be reasonably satisfactory to CDPQ. The Partnership shall have the right to select the lead counsel for the Public Distribution.

(b)	The Initial Limited Partner shall have a right of first refusal on any security to be sold by CDPQ under the terms and conditions provided in Section 2.2(4) of the Unitholders’ Agreement.

9.4 Expenses

Underwriters’ fees and out-of-pocket expenses (excluding fees and expenses of legal counsel or other advisors engaged by the underwriters) will be assumed by CDPQ and the other holders of securities participating in such Public Distribution, as the case may be, in proportion to their respective pro rata share of the securities sold pursuant to the Public Distribution. CDPQ may retain its own legal counsel in connection with a Public Distribution, in which case the Partnership will assume the cost up to a maximum of $25,000, and CDPQ will be responsible for any amount above this maximum. All other fees, costs and expenses incidental to the Public Distribution will be assumed by the Partnership.

9.5 Market Stand-off Agreement

In the event that either the Initial Limited Partner or CDPQ does not offer any of its securities pursuant to any such Public Distribution, such non-participating securityholder will agree not to publicly offer its securities during the 7-day period prior to the closing of the Public Distribution, and during the following periods following the closing of the Public Distribution: (i) 6 months in the case of an initial Public Distribution, and (ii) 90 days in the case of any other Public Distribution.

ARTICLE 10

AMENDMENT

This Agreement may be amended only in writing and only with the consent of all holders of LP Units.

ARTICLE 11

DISSOLUTION AND LIQUIDATION

11.1 Dissolution of Partnership

Unless otherwise agreed by the parties hereto, the Partnership shall terminate on the date (the “Termination Date”) of the occurrence of any of the following events or dates:

(a)	the removal or deemed removal of a sole General Partner unless such General Partner is replaced as provided in this Agreement;

(b)	the written consent of all holders of LP Units; and

(c)	the date of dissolution caused by operation of law.

11.2 No Dissolution

The Partnership shall not dissolve or terminate by reason of the admission, withdrawal, death, mental incompetence, removal, insolvency or dissolution of a Partner or the transfer of LP Units by any Partner.

11.3 Procedure on Dissolution

Upon the occurrence of any of the events set out in Section 11.1, the General Partner (or in the event of an occurrence specified in Subsection 11.1 (a), any other Person who may be appointed in writing by all of the holders of LP Units other than the General Partner being or deemed to be removed) will act as a receiver and liquidator of the assets of the Partnership and will, subject to the Act:

(a)	sell or otherwise dispose of that part of the Partnership’s assets as the receiver considers appropriate;

(b)	pay or provide for the payment of the debts and liabilities of the Partnership and liquidation expenses;

(c)	if there are any assets of the Partnership, other than the Norman Adjacent Property, remaining, distribute to the Limited Partners of record of each class of LP Units on the date of dissolution in proportion to the total Capital Contributions paid in respect of LP Units of each class, and within each class proportionate to the number of LP Units of the relevant class held by them, an amount equal to the amount in cash or kind of all Capital Contributions paid in respect of LP Units of the relevant class less any amounts of Capital Contribution previously distributed to Limited Partners of the relevant class under this Agreement;

(d)	distribute any remaining Norman Adjacent Property to the holders of Preferred LP Units and all of the other remaining assets of the Partnership, if any, to the General Partner and to Limited Partners of record on the date of dissolution, in the same proportions as the allocations required by Section 5.5; and

(e)	file the declaration of dissolution prescribed by the Act and the BNRA and satisfy all applicable formalities in those circumstances as may be prescribed by the laws of all jurisdictions where the Partnership is registered.

11.4 Disproportionate Distributions

In connection with any distribution under Subsections 11.3(c) or 11.3(d), upon agreement of all Limited Partners, cash and non-cash assets may be distributed on a basis which is not proportional on a class of asset basis, but which is proportional having regard to the fair value of the total assets distributed to each Partner, as determined by the General Partner.

11.5 Termination

The Partnership will terminate upon the completion of all matters set out in Section 11.3.

11.6 No Right to Dissolve

Except as provided for in Section 11.1 or under the Act, no Limited Partner has the right to ask for the dissolution of the Partnership, for the winding-up of its affairs or for the distribution of its assets.

11.7 Survival

All rights to indemnification permitted in this Agreement and payment or reimbursement of expenses shall survive the termination of this Agreement.

ARTICLE 12

MISCELLANEOUS

12.1 Notices

Any communication required or permitted to be given hereunder shall be in writing and shall be given properly if delivered personally or by facsimile transmission, addressed as follows:

(a)	if to the Initial Limited Partner:

Abitibi-Consolidated Company of Canada
1155 Metcalfe Street
Suite 800
Montreal, QC
H3B 5H2

	Attention:	Legal Department
	Fax:	(514)394-3644

(b)	if to the General Partner or the Partnership:

Abitibi-Consolidated Hydro Inc.
1155 Metcalfe Street
Suite 800
Montreal, QC
H3B 5H2

	Attention:	General Manager
	Fax:	(514)394-2230

or, in each case, at such other address or facsimile number as a party hereto may specify from time to time by notice given in accordance with this Section 12.1. Any notice or other communication hereunder shall be deemed to have been delivered on the date received, if received at or prior to 5:00 p.m. (Eastern time), and on the next succeeding Business Day, if received after 5:00 p.m. (Eastern time).

12.2 Further Acts

The parties hereto shall perform, and cause to be performed, such further and other acts and things and execute and deliver, or cause to be executed and delivered, such further and other documents as counsel to the Partnership considers necessary or desirable to carry out the terms and intent of this Agreement.

12.3 Counterparts

This Agreement and any amendment, supplement or restatement may be executed in several counterparts, including counterparts by facsimile, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same.

12.4 Binding Agreement

Except as otherwise provided the provisions of this Agreement shall enure to the benefit of, and be binding upon, the parties and their respective successors and assigns.

12.5 Taxes on Indemnities and Similar Payments

If the General Partner, acting reasonably, determines that any indemnity payment made under this Agreement and in particular any payment referred to in Sections 2.16, 6.7 and 6.12 or referred to in Section 2 of Schedule “E”, is subject to GST or ORST, or is deemed by Section 182 (or any other provision) of the Excise Tax Act (Canada), or any provision of any provincial legislation, to be inclusive of GST, ORST or any other similar sales or value-added federal or provincial tax, the indemnifying party agrees to pay to the indemnified party, in addition to the amount due by virtue of a Section of this Agreement, an additional amount equal to all GST, ORST or other similar sales or value-added tax payable or remittable in connection with such payment.

12.6 Davies Ward Phillips & Vineberg LLP Acting for More Than One Party

Each of the parties to this Agreement has been advised and acknowledges that Davies Ward Phillips & Vineberg LLP is acting as counsel to and jointly representing ACI, the Initial Limited Partner, the General Partner and the Partnership (each a “Client” and, collectively, “Clients”) and, in this role, information disclosed to Davies Ward Phillips & Vineberg LLP by one Client will not be kept confidential and will be disclosed to all Clients and each of the parties consents to Davies Ward Phillips & Vineberg LLP so acting. In addition, should a conflict arise between any Clients, Davies Ward Phillips & Vineberg LLP may not be able to continue to act for any of such Clients.

12.7 Language

The parties have expressly requested that this Agreement and all related documents be drafted in English only. Les parties aux présentes ont demandé que la présente convention et tous les documents qui y sont afférents soient rédigés en anglais.

[Balance of page intentionally left blank]

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

ABITIBI-CONSOLIDATED HYDRO INC.

By:
Name:	Pierre Rougeau
Title:	President and Secretary

By:
Name:	Bruno Tremblay
Title:	Director

ABITIBI-CONSOLIDATED COMPANY OF CANADA

By:
Name:	Pierre Rougeau
Title:	Senior Vice-President, Corporate Development and Chief Financial Officer

By:
Name:	Bruno Tremblay
Title:	Senior Vice-President, Business Support

[Signature Pages – Amended and Restated Limited Partnership Agreement]

INTERVENTION OF ACI

AND HERETO intervened Abitibi-Consolidated Inc. which acknowledges having taken communication of the foregoing Amended and Restated Limited Partnership Agreement and agrees to be bound by the provisions of Sections 2.12 and 2.22 thereof.

Signed on March 30, 2007

ABITIBI-CONSOLIDATED INC.

By:
Name:	Pierre Rougeau
Title:	Senior Vice-President, Corporate Development and Chief Financial Officer

By:
Name:	Bruno Tremblay
Title:	Senior Vice-President, Business Support

[Signature Pages – Amended and Restated Limited Partnership Agreement]

SCHEDULE “A”

KENORA SALE ALTERNATIVE

1.	ACI is the registered owner and the Initial Limited Partner is the beneficial owner of certain lands in the City of Kenora, Ontario, on the east branch of the Winnipeg River, a portion of which is designated as Block A on Plan M-158 and is required for the Kenora Facility (such portion, together with the adjoining bed of the Winnipeg River owned by the Initial Limited Partner which is also required for the Kenora Facility, the “Kenora Facility Property”) and another portion of which is not required for the Kenora Facility (the “Kenora Adjacent Property”).

2.	ACI is the registered owner and the Initial Limited Partner is the beneficial owner of certain lands in the City of Kenora, Ontario, on the west branch of the Winnipeg River, a portion of which is required for the Norman Facility (the “Norman Facility Property”) and a portion of which (which includes a portion of the land designated as Tunnel Island and certain land to the south) is not required for the Norman Facility (the “Norman Adjacent Property”).

3.	The Initial Limited Partner has determined that it can only sell the Kenora Facility Property to the Partnership, without also concurrently selling the Kenora Adjacent Property to the Partnership, and that it can only sell the Norman Facility Property to the Partnership, without also concurrently selling the Norman Adjacent Property to the Partnership, if either of the following occurs:

(a)	the Initial Limited Partner obtains a consent under the Planning Act (Ontario) from the City of Kenora or the Ontario Municipal Board (the “OMB”) or any court having jurisdiction for the severance of the Kenora Facility Property and the severance of the Norman Facility Property, such consent not being subject to appeal and being on such terms and conditions as are reasonably acceptable to the Initial Limited Partner; or

(b)	the transactions contemplated in the Memorandum of Understanding and Agreement (the “MOU”) dated November 8, 2006 among The Corporation of the City of Kenora, Grand Council Treaty #3 and ACI shall have closed to the satisfaction of the Initial Limited Partner, such that ACI and the Initial Limited Partner are able to transfer the Kenora Facility Property and the Norman Facility Property without requiring approval from the City of Kenora or any other governmental or regulatory authority;

(collectively, the “Kenora Transfer Conditions”).

4.	At such time as all other conditions of closing set forth in the letter of intent dated January 26, 2007 entered into among Caisse de dépôt et placement du Québec, the Initial Limited Partner and ACI (the “LOI”) have been satisfied or waived:

(a)	if the Initial Limited Partner determines that either one of the Kenora Transfer Conditions has been satisfied or will be satisfied on or prior to Closing, then at Closing:

(i)	the Initial Limited Partner will sell the Kenora Facility Property and the Norman Facility Property to the Partnership pursuant to the Acquisition Agreement; and

(ii)	the Initial Limited Partner will retain the Kenora Adjacent Property and the Norman Adjacent Property if the condition in paragraph 3(a) above is satisfied, or convey the Kenora Adjacent Property and the Norman Adjacent Property to the City of Kenora if the condition in paragraph 3(b) is satisfied;

(b)	if the Initial Limited Partner determines that neither of the Kenora Transfer Conditions has been satisfied or will be satisfied on or prior to Closing, then at Closing the parties will enter into the following transactions (the “Kenora Sale Alternative”):

(i)	the Initial Limited Partner will sell the Kenora Facility Property and Norman Facility Property to the Partnership pursuant to the Acquisition Agreement;

(ii)	the Initial Limited Partner will retain the Kenora Adjacent Property and will procure that ACI will grant to the Partnership an access easement for the road between the Kenora Facility Property and the public road known as Veterans’ Drive for a period of 21 years less one day; and

(iii)	the Initial Limited Partner will concurrently sell the Norman Adjacent Property to the Partnership pursuant to the Adjacent Property Purchase Agreement (as such term is defined in the LOI). Under the terms of this Agreement, the Preferred LP Units to be issued by the Partnership to the Initial Limited Partner in consideration for the sale of the Norman Adjacent Property will be redeemed by the Partnership, in whole or in part, at such time as the Partnership disposes of any asset comprising the Norman Adjacent Property, in exchange for the net proceeds of any such disposition.

A-2

SCHEDULE “B”

POWER OF ATTORNEY AND DECLARATION FORM

ACH LIMITED PARTNERSHIP

1.

The undersigned, a limited partner of ACH Limited Partnership (the “Partnership”), hereby agrees to be bound, as a party to and as a limited partner in the Partnership, by the terms of the Amended and Restated Limited Partnership Agreement dated the 30th day of March, 2007 relating to the Partnership (the “Agreement”), as from time to time amended, as if the undersigned had executed the Agreement and hereby ratifies, for all legal purposes, execution of the Agreement on behalf of the undersigned and all actions taken on behalf of the undersigned pursuant to the Agreement.

2.	The undersigned declares that the undersigned is not a “non-resident” of Canada nor a partnership that is not a “Canadian partnership”, both within the meaning of the Income Tax Act (Canada), and is not an investor who is a person or partnership an interest in which is a “tax shelter investment”, or whose interest in the Partnership, if acquired by that investor, would be a “tax shelter investment” in each case within the meaning of the Income Tax Act (Canada) or amendments to that act, and the undersigned has the capacity and competence and, if a corporation, it has the necessary corporate authority, to execute this Power of Attorney and Declaration and to enter into the Agreement.

3.	The undersigned agrees to be bound as a Limited Partner in the Partnership by the terms of the Agreement as from time to time amended and in effect and hereby expressly ratifies and confirms the power of attorney given to the General Partner in Section 2.14 of the Agreement. The undersigned further agrees to be bound by the terms of the Securityholders’ Agreements as from time to time amended and in effect.

4.	The undersigned hereby constitutes and appoints the General Partner as its true and lawful attorney and agent as set out in Section 2.14 of the Agreement.

5.	Unless otherwise indicated, capitalized terms used in this form have the meanings given to them in the Agreement.

6.	This form shall be governed by and construed in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein.

7.	The undersigned accepts that this Power of Attorney and Declaration, the Agreement and related documents be in the English language only. Le soussigné accepte que cette procuration et déclaration, ainsi que tous documents connexes, ne soient rédigés qu’en anglais.

DATED at                     ,     , in the Province of                                              , this         day of                     , in the year

SIGNED, SEALED AND DELIVERED in the presence of

Witness	•
OR

•

Per:
Name:
Title:

B-2

SCHEDULE “C”

TRANSFER AND POWER OF ATTORNEY FORM

ACH LIMITED PARTNERSHIP

I,                                                              , a Limited Partner of ACH Limited Partnership (the “Partnership”), hereby transfer, assign and sell to:                                                               (Name of Transferee) (Address)                                          LP Unit(s) registered in my name and constitute the above-named transferee as a substitute Limited Partner to the extent of that number of LP Units and I agree to execute and deliver to the General Partner any documents required to effect a valid transfer of the Units or which are necessary or advisable, in the opinion of the General Partner, to preserve the status of the Partnership as a limited partnership. I agree that the power of attorney previously granted to the General Partner will be effective for the purpose of executing and filing all certificates, amendments and other instruments necessary to give effect to this transfer.

DATED at                     , in the Province of                         , this      day of                         , in the year         .

(Guarantor)	(Signature of Limited Partner)

(Surname) (Given Name) (Please Print)

(Address - No Post Office Box)

(City, Province, Postal Code)

TERMS AND CONDITIONS

1.	If requested by the General Partner, the signature of the Limited Partner must be guaranteed by a Canadian chartered bank, a trust company qualified to carry on business in a Province of Canada, a member of The Investment Dealers Association of Canada or a member of any recognized Canadian stock exchange.

2.	This transfer must be for a whole LP Unit or for whole LP Units. Transfers of fractional LP Units will not be recognized or entered in the register of the Partnership.

3.

The undersigned (who is the above-named transferee) hereby accepts this transfer and hereby agrees to be bound, as a party to and as a limited partner in the Partnership, by the terms of the Amended and Restated Limited Partnership Agreement dated the 30th day of March, 2007 relating to the Partnership (the “Agreement”), as from time to time amended, as if the undersigned had executed the Agreement and hereby ratifies, for all legal purposes, execution of the Agreement on behalf of the undersigned and all actions taken on behalf of the undersigned pursuant to the Agreement.

4.	The undersigned declares that the undersigned is not a “non-resident” of Canada nor a partnership that is not a “Canadian partnership”, both within the meaning of the Income Tax Act (Canada), and is not an investor who is a person or partnership an interest in which is a “tax shelter investment”, or whose interest in the Partnership, if acquired by that investor, would be a “tax shelter investment” in each case within the meaning of the Income Tax Act (Canada) or amendments to that act, and the undersigned has the capacity and competence and, if a corporation, it has the necessary corporate authority, to execute this Transfer and Power of Attorney and to enter into the Agreement.

5.	In consideration of the General Partner accepting this transfer and conditional on that acceptance, the undersigned agrees to be bound as a Limited Partner in the Partnership by the terms of the Agreement as from time to time amended and in effect and hereby expressly ratifies and confirms the power of attorney given to the General Partner in Section 2.14 of the Agreement.

6.	The undersigned hereby constitutes and appoints the General Partner as its true and lawful attorney and agent as set out in Section 2.14 of the Agreement.

7.	Unless otherwise indicated, capitalized terms used in this form have the meanings given to them in the Agreement.

8.	This form shall be governed by and construed in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein.

9.	The undersigned accepts that this Transfer and Power of Attorney Form, the Agreement and related documents be in the English language only. Le soussigné accepte que le présent document ainsi que tous documents connexes, ne soient rédigés qu’en anglais.

DATED at                     , in the Province of                         , this      day of                         , in the year         .

(Signature of Guarantor)	(Signature of Transferee)

(Surname) (Given Name) (Please Print)

(Address - No Post Office Box)

(City, Province, Postal Code)

Direction

(To be used where the Limited Partner wishes LP Units the Limited Partner is entitled to receive to be registered in the name of the Limited Partner’s dealer or broker firm or the firm’s nominees. Please consult with your dealer or broker to confirm the appropriate name and address to be inserted below.)

To:

(Insert name of dealer or broker firm or the firm’s nominees)

(Insert name of dealer or broker firm or the firm’s nominees)

Re: ACH LIMITED PARTNERSHIP (the “Partnership”)

Enclosed is a Transfer and Power of Attorney Form in respect of limited partnership units (the “LP Units”) which I have acquired. The Transfer and Power of Attorney Form has been signed by me, with signature guaranteed, but with the name and address of the transferee left blank. I have directed the Partnership to deliver to you the LP Units to be issued to me so that you may seek the reregistration of those LP Units in your name or in the name of your nominee (including CDS Clearing and Depository Services Inc.).

You are hereby directed to insert your name and address or the name and address of your nominee on the Transfer and Power of Attorney Form in the Section to be completed by the transferor, to complete the Section to be completed by the transferee and to deliver the properly completed Transfer and Power of Attorney Form to the General Partner, to re-register my LP Units in your name (or that of your nominee) so that you (or your nominee) will hold the LP Units on my behalf on the basis that I remain the beneficial owner of the LP Units.

DATED at                     , in the Province of                         , this      day of                         , in the year         .

(Signature of Guarantor)	(Signature of Depositing Limited Partner)

(Given Name)

(Social Insurance Number)

(Mail Address - No Post Office Box)

(City, Province, Postal Code)

SCHEDULE “D”

ADDITIONAL ASSETS

Facility	Installed Capacity (MW)	Province/State	Energy Type	ACI Share of Installed Capacity (MW)	Ownership (%)
ACI Owned Hydroelectric Generating Facilities - Hydro Saguenay
Jim Gray	60.0	Québec	Hydroelectric	60.0	100
Adam Cunningham	6.4	Québec	Hydroelectric	6.4	100
Chute-aux-Galets	13.6	Québec	Hydroelectric	13.6	100
Murdock Wilson	52.0	Québec	Hydroelectric	52.0	100
Bésy	18.0	Québec	Hydroelectric	18.0	100
Jonquière	4.5	Québec	Hydroelectric	4.5	100
Chicoutimi	8.0	Québec	Hydroelectric	8.0	100

ACI Owned Hydroelectric Generating Facilities - Newfoundland
Grand Falls	61.0	Newfoundland	Hydroelectric	61.0	100

ACI Hydroelectric Generation Partnership Facilities
Manicouagan Power Company(1)	326.0	Québec	Hydroelectric	195.6	60
Exploits River	37.0	Newfoundland	Hydroelectric	18.1	49
Star Lake	15.0	Newfoundland	Hydroelectric	7.7	51

Total	601.5			444.9

Note:

(1)

ACI owns a 60% interest in this facility and, pursuant to contractual arrangements with the co-owner of this facility, has approximately 25% of the rights to the installed capacity of the Facility until January 1, 2011, at which point its rights to the installed capacity will equal its 60% ownership interest.

SCHEDULE “E”

REGISTRATION PROCEDURES

ARTICLE 1

REGISTRATION

1.1 Registration Procedures

(a)	In connection with the Partnership’s registration obligations pursuant to Article 9 of this Agreement, the Partnership will use its commercial best efforts to effect the qualification for the offer and sale or other disposition or Public Distribution of securities of the Partnership owned by CDPQ, and pursuant thereto the Partnership will as expeditiously as possible:

(i)	prepare and, in any event, within 150 days, in the case of a long-form prospectus, or within 30 days, in the case of a short-form prospectus, after a request has been made to the Partnership, file with the Canadian securities authorities (collectively, the “Securities Regulators”) a preliminary Prospectus and Prospectus relating to the applicable Demand Registration or Piggy-Back Registration including all documents and financial statements required by the Securities Regulators to be filed therewith, and use its commercial best efforts to cause such Prospectus to be receipted; provided that at least thirty Business Days, in the case of a long-form prospectus, or ten Business Days, in the case of a short-form prospectus, before filing a preliminary Prospectus and Prospectus, or any amendments or supplements thereto, the Partnership will furnish CDPQ and their counsel copies of all documents proposed to be filed, which documents and the filing thereof will be subject to the reasonable approval of CDPQ and such counsel;

(ii)	furnish to CDPQ and the lead underwriters, if any, copies of such preliminary Prospectus and Prospectus and any amendments or supplements in the form filed with the Securities Regulators, simultaneously with the filing of such preliminary Prospectus and Prospectus, amendments or supplements;

(iii)	comply with the provisions of the Securities Laws with respect to the sale or other Public Distribution of all such securities during the applicable period in accordance with the intended methods of disposition by CDPQ set forth in such preliminary Prospectus and Prospectus;

(iv)	prepare and file with the Securities Regulators such amendments to the preliminary Prospectus and Prospectus as may be necessary to complete the Public Distribution of all such securities and as required under any applicable provisions of Securities Laws;

(v)	notify CDPQ and the lead underwriters, if any, and (if requested) confirm such advice in writing, as soon as practicable after notice thereof is received by the Partnership (i) when the preliminary Prospectus and Prospectus or any amendment thereto has been filed or been receipted, and, furnish CDPQ and lead underwriters with copies of any relevant document, (ii) of any request by the Securities Regulators for amendments to the preliminary Prospectus, the Prospectus or for additional information, (iii) of the issuance by the Securities Regulators of any stop order or cease trade order relating to the Prospectus or any order preventing or suspending the use of any preliminary Prospectus or Prospectus or the initiation or threatening for any proceedings for such purposes, and (iv) of the receipt by the Partnership of any notification with respect to the suspension of the qualification of the securities for Public Distribution or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(vi)	promptly notify CDPQ and the lead underwriters, if any, at any time during the distribution period set forth in clause (iii) of Section 1.1(a) of this Schedule, when the Partnership becomes aware of the happening of any event as a result of which the preliminary Prospectus or the Prospectus contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement therein (in the case of the preliminary Prospectus or Prospectus in light of the circumstances under which they were made) when such preliminary Prospectus or the Prospectus was delivered not misleading or, if for any other reason it will be necessary during such time period to amend or supplement the preliminary Prospectus or the Prospectus in order to comply with Securities Laws and, in either case as promptly as practicable thereafter, prepare and file with the Securities Regulators, and furnish without charge to CDPQ and the lead underwriters, if any, a supplement or amendment to such preliminary Prospectus or Prospectus which will correct such statement or omission or effect such compliance;

(vii)	use its commercial best efforts to obtain the withdrawal of any stop order, cease trade order or other order suspending the use of any preliminary Prospectus or Prospectus or suspending any qualification of the securities covered by the Prospectus;

(viii)	otherwise use its commercial best efforts to comply with all applicable rules and regulations of the Securities Regulators;

(ix)	furnish to CDPQ and each lead underwriter, without charge, one executed copy and as many conformed copies as they may reasonably request, of the Prospectus and any amendment or supplement thereto, including financial statements and schedules, all documents incorporated therein by reference, and provide CDPQ and their counsel with a reasonable opportunity to review, and provide comments to the Partnership thereon;

(x)	deliver to CDPQ and the underwriters, if any, without charge, as many copies of the preliminary Prospectus and the Prospectus and any amendment or supplement thereto as such Persons may reasonably request (it being understood that the Partnership consents to the use of the preliminary Prospectus and the Prospectus or any amendment thereto by CDPQ and the underwriters, if any, in connection with the Public Distribution of the securities covered by the preliminary Prospectus and the Prospectus or any amendment or supplement thereto) and such other documents as CDPQ may reasonably request in order to facilitate the Public Distribution of the securities by such Person;

(xi)	on or prior to the date on which a receipt is issued for the Prospectus by the applicable Securities Regulators, use its commercial best efforts to qualify, and cooperate with CDPQ, the lead underwriter or agent, if any, and their respective counsel in connection with the qualification of such securities for offer and sale under the Securities Laws of each province and other jurisdiction of Canada as any such Person, underwriter or agent reasonably requests in writing provided that the Partnership will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

(xii)	enter into such customary agreements (including an underwriting agreement in customary form) and take such other actions as CDPQ or the underwriters, if any, reasonably request in order to expedite or facilitate the Public Distribution of such securities;

(xiii)	as promptly as practicable after filing with the Securities Regulators any document which is incorporated by reference into the Prospectus, provide copies of such document to counsel for CDPQ and to the lead underwriters, if any;

(xiv)	use its commercial best efforts to obtain a customary legal opinion addressed to the underwriters participating in the Public Distribution;

(xv)	use its commercial best efforts to obtain a “comfort” letter from the auditors of the Partnership in customary form and covering matters of the type customarily covered as the underwriters participating in the Public Distribution shall reasonably request; and

(xvi)

make available for inspection by representatives of CDPQ, by any underwriter participating in any Public Distribution to be effected pursuant to such Prospectus and by any attorney, accountant or other agent retained by CDPQ or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Partnership and its subsidiaries, and cause the Partnership’s and its subsidiaries’

officers, directors and employees, if any, to supply all information reasonably requested by CDPQ, to any such underwriter, attorney, accountant or agent in connection with such Prospectus.

(b)	the Partnership may require CDPQ to furnish to the Partnership such information regarding the Public Distribution of such securities and such other information relating to CDPQ and its ownership of securities as the Partnership may from time to time reasonably request in writing. CDPQ agrees to furnish such information to the Partnership and to cooperate with the Partnership as necessary to enable the Partnership to comply with the provisions of this Agreement. CDPQ shall execute an underwriting agreement on normal market terms. CDPQ shall notify the Partnership immediately of the occurrence of any event known to CDPQ as a result of which any of the aforesaid Prospectuses includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they are made.

ARTICLE 2

INDEMNIFICATION

2.1 Indemnification by the Partnership and the General Partner

In the event of any qualification of securities by the Partnership under the Securities Laws pursuant to this Agreement, the Partnership and the General Partner will, and hereby agree to, indemnify and hold harmless, CDPQ as seller of any securities covered by such Prospectus and each Person who participates as an underwriter in any Public Distribution of the securities, their directors and officers and each other Person, if any, who controls CDPQ or an underwriter within the meaning of the Securities Laws (collectively, the “Indemnified Parties”), against any and all losses, claims, damages or liabilities, joint or several, and expenses to which the Indemnified Parties may become subject under the Securities Laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of or are based upon (a) any untrue statement or alleged untrue statement of any material fact contained in any preliminary Prospectus or Prospectus, or any amendment or supplement thereto under which securities were qualified under the Securities Laws, or (b) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Partnership and the General Partner will reimburse such Indemnified Party for any legal or any other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided that the Partnership and the General Partner shall not be liable to any Indemnified Party in any such case to the extent that any such loss, claim, damage, liability, (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or any alleged untrue statement or omission or alleged omission made in any such preliminary Prospectus or Prospectus or amendment or supplement thereto in reliance upon and in conformity with written information, furnished to the Partnership, by or on behalf of such Indemnified Parties for use in the preparation thereof, or prepared by or on behalf of such Indemnified Parties; and

provided, further, that the Partnership and the General Partner will not be liable to any Indemnified Party (including any person controlling such Indemnified Party), who is obligated to deliver a Prospectus pursuant to the Securities Laws, with respect to any preliminary Prospectus or Prospectus or the preliminary Prospectus or Prospectus as amended or supplemented, as the case may be, to the extent that any such loss, claim, damage or liability of such Indemnified Party arises out of or is based upon an untrue statement or an alleged untrue statement or omission or alleged omission contained in any preliminary Prospectus and such securities were sold to a person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the Prospectus as then amended or supplemented (excluding any documents incorporated by reference therein), whichever is most recent, if the Partnership has previously furnished a copy thereof to such Indemnified Party and such Prospectus corrects such untrue statement or omission or alleged untrue statement or omission. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Indemnified Party and shall survive the transfer of securities by CDPQ.

2.2 Indemnification by CDPO

In the event of any qualification of any securities of the Partnership under the Securities Laws pursuant to this Agreement, CDPQ as seller of securities shall indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 2.1) the Partnership and the General Partner and their respective partners, directors and officers and other Persons, if any, who control the Partnership and the General Partner, within the meaning of the Securities Laws, with respect to any statement or alleged statement in or omission or alleged omission from such preliminary Prospectus or Prospectus contained therein, or any amendment or supplement, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of CDPQ for use in the preparation of such preliminary Prospectus or Prospectus or amendment or supplement, or a document incorporated by reference into any of the foregoing. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Partnership and the General Partner, or any of their respective partners, directors or controlling Persons and shall survive the transfer of securities by CDPQ.

2.3 Notices of Claims, Etc.

Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim of indemnification may be made pursuant to Sections 2.1 or 2.2, as the case may be, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided, that the failure of the indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under Sections 2.1 or 2.2, as the case may be, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim (in which event such indemnified party and any other indemnified party to which such conflict of interest applies shall be reimbursed for the reasonable expenses incurred in connection with retaining one separate legal counsel for all such indemnified parties in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances). No indemnifying party will, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld or delayed), consent to entry of any judgment or enter into any settlement in respect of any such indemnifiable claim, unless any such judgment or settlement includes as an unconditional term thereof, the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. No indemnified party will, without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed), consent to entry of any judgment or enter into any settlement in respect of any such indemnifiable claim which the indemnifying party is defending in good faith.

2.4 Contribution

(a)	If for any reason the indemnity provided for in Sections 2.1 or 2.2, as the case may be, is unavailable or is insufficient to hold harmless an indemnified party under Sections 2.1 or 2.2, as the case may be, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party and of the indemnified party in connection with the actions, statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact relates to information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b)	The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.

2.5 Non-Exclusivity

The obligations of the parties under Sections 2.1 or 2.2, as the case may be, shall be in addition to any liability which any party may otherwise have to any other party.

2.6 Limitations

The parties shall only be entitled to make a claim under Sections 2.1 or 2.2, as the case may be, during a period of five years from the filling of the final Prospectus with the Securities Regulators.

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